UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIP LOYALTY CORP.
(Exact name of Registrant as Specified in its Charter)

Nevada	7310	45-4999419
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

123 No. Post Oak Lane
Suite 440
Houston, Texas 77024
Telephone: 713-621-2737
Facsimile: 713-586-6678
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive Offices)

VCorp Services LLC
1645 Village Center Circle
Suite 170
Las Vegas, Nevada 89134
Telephone: 888-528-2677
(Name, address, including zip code, and telephone number, including area code of
Agent for Service)

Copies of all communication to:

Robert J. Huston III, Attorney at Law
P.O. Box 235
Corona del Mar, CA 92625
Telephone:  (949) 230-0259
E-mail:  bob_huston@yahoo.com

Approximate date of commencement of proposed sale to the public: As soon as declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act. (Check one.)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.00001 par value(2)	1,875,000	$0.50	$937,500	$127.88

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended. Includes stock to be sold by the selling stockholders.

(2)	The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Dealer Prospectus Delivery Obligation

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Subject to Completion

Dated  March 3, 2014

PROSPECTUS

VIP Loyalty Corp.

1,875,000 Shares of Common Stock

The selling stockholders named in this prospectus are offering 1,875,000 shares of common stock of VIP Loyalty Corp. at a price of $0.50 per common share. The selling stockholders currently hold 9.96% of our common stock. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling stockholders directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling stockholders have set an offering price for these securities of $0.50 per common share This is a fixed price for the duration of the offering whether or not the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board. The selling stockholders are an underwriter, within the meaning of Section 2(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the common stock or interests therein are also be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders, who are an "underwriter" within the meaning of Section 2(11) of the Securities Act, are subject to the prospectus delivery requirements of the Securities Act. See “Security Ownership of Certain Beneficial Owners” for more information about the selling stockholders. Please note that this registration statement covers the sale of 9.96% of the Company’s outstanding securities.

Our common stock is presently not traded on any market or securities exchange. The offering price may not reflect the market price of our shares after the offering.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

Please refer to “Risk Factors” on page 4 of this prospectus for details regarding the risks related to our financial condition and business model as well as risks generally associated with the Direct Responses Marketing Indusry.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds to the selling stockholders do not include offering costs, including filing fees, printing costs, legal fees, accounting fees, and transfer agent fees estimated at $30,000. The Company will pay these expenses.

This Prospectus is dated  March 3, 2014

TABLE OF CONTENTS

GENERAL	1

PROSPECTUS SUMMARY	1

ABOUT THIS OFFERING	3

SUMMARY FINANCIAL INFORMATION	4

RISK FACTORS	5

DETERMINATION OF OFFERING PRICE	13

SELLING SHAREHOLDERS	13

PLAN OF DISTRIBUTION	16

LEGAL PROCEEDINGS	18

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	18

COMMITEES. AUDIT COMMITTEE FINANCIAL EXPERT	20

SECURITY OWNERSHIP OF CERTIAN BENEFICIAL OWNERS AND MANAGEMENT	20

DESCRIPTION OF SECURITIES TO BE REGISTERED	22

INTERESTS OF NAMED EXPERTS AND COUNSEL	23

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23

EXPERTS	23

VALIDITY OF SECURITIES	24

DESCRIPTION OF BUSINESS	24

NOTE REGARDING FORWARD-LOOKING STATEMENTS	27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS	27

TABLE OF CONTENTS (continued)

DESCRIPTION OF PROPERTY	34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34

EXECUTIVE COMPENSATION	35

COMPENSATION OF DIRECTORS	36

FINANCIAL STATEMENTS	F-1

v

GENERAL

As used in this Prospectus, references to “the Company,” “VIP” “we”, “our,” “ours” and “us” refer to VIP Loyalty Corp. unless otherwise indicated. In addition, any references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Company management has determined that it is in the best interests of the Company to become a reporting company under the Securities And Exchange Act of 1934, and endeavor to establish a public trading market for the Company common stock, because management believes: (i) it will increase the Company’s profile as an active company in the Direct Response Marketing Market, giving it greater identity and recognition which will help in conducting its business: (ii) it will make it easier for the Company to obtain terms from vendors and negotiate licenses for products it selects to market; (iii) it will make it easier for the Company to attract additional equity capital, which the Company needs in order to further implement its business plan; and (iv) it will give existing shareholders who funded the Company on a private basis in the past, the opportunity to exit a part or all of their investment in the Company and diversify their investments.

However, the Company is a development stage company; this offering will not raise additional capital for the Company since only the shares of selling shareholders are being registered; the Company will have to locate approximately one million dollars in additional capital over the next 12 months in order to fully pursue its business plan and there is no assurance it will be successful in doing so; being a public company entails significant additional expense which the Company will have to fund; there is currently no public market for the Company’s common stock and one may never develop; and if a public market is created, it is likely the Company’s common stock will be traded as a penny stock. As a result, prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

VIP Loyalty Corp. qualifies as an "emerging growth company" as defined in the Jumpstart our Business Startups Act (the "JOBS Act"), and will therefore be subject to reduced public company reporting requirements.

An emerging growth company is a company with annual gross revenues of less than $1,000,000,000 during its most recently completed fiscal year. An emerging growth company retains its status and reduced regulatory and reporting requirements associated with it until the earliest of:

•	the last day of the first fiscal year during which the Company has annual gross revenues of $1,000,000,000 or more;
•	the last day of the first fiscal year following the fifth anniversary of the Company's initial public offering ("IPO");
•	the date on which the Company has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or
•	the date on which the Company is deemed to be a large accelerated filer.

The Company is an emerging growth company for purposes of the Securities Act and the Securities Exchange Act if the first sale of common equity securities of such issuer pursuant to an effective registration statement under the Securities Act occurred on or before December 8, 2011. The Company is exempt from certain regulatory and reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The JOBS Act facilitates the IPO process for emerging growth companies by exempting them from:

•
Section 14A(a) and (b) of the Exchange Act implemented by Section 951 of the Dodd-Frank  Act, which requires companies to hold shareholder advisory votes on executive compensation  and golden parachute compensation;

•	Section 14(i) of the Exchange Act, which will require companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;
•
Section 953(b)(1) of the Dodd-Frank Act, which will require companies to disclose the ratio  between the annual total compensation of the chief executive officer and the median on the  annual total compensation of all employees of the respective company;

•
The requirement to provide certain other executive compensation disclosure under Item 402  of Regulation S-K, of which an emerging growth company will be required to comply only  with the more limited provisions of Item 402 applicable to smaller reporting companies;

•	An emerging growth company will not be required to provide an auditor's attestation report on internal financial reporting controls under Section 404(b) of the Sarbanes-Oxley Act of 2002;

An emerging growth company will not have to comply with any rules that the Public Company Accounting Oversight Board might adopt requiring audit firm rotation or auditor  discussion and analysis of the issuer's financial statements.

Under the JOBS Act, emerging growth companies are subject to scaled financial disclosure requirements. Pursuant to these scaled requirements, emerging growth companies may:

(i)   provide only two rather than three years of audited financial statements in their IPO  Registration Statement;

(ii)   (ii) provide selected financial data only for periods no earlier  than those included in  the IPO Registration Statement in all SEC filings, rather than  the five years of  selected financial date normally required;

(iii)   (iii) delay compliance with new or revised accounting standards that have different  effective dates for public and private companies until they are made applicable to private companies; and (iv) be exempted from compliance with Section 404(b) of the  Sarbanes-Oxley Act, which requires companies to receive an outside auditor's

(iv)   attestation regarding the issuer's internal controls.

We have decided to take advantage of the exemptions provided to emerging growth companies as outlined above. As a result, some investors may find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, during the IPO offering process, emerging growth companies are exempt from:

(i)   restrictions on analyst research prior to and immediately after the IPO, even from an  investment bank that is underwriting the IPO;

(ii)   (ii) certain restrictions on communications to institutional investors before filing the

(iii)   IPO registration statement; and (iii) the requirement initially to publicly file IPO  Registration Statements. Emerging growth companies can confidentially file draft  Registration Statements and any amendments with the SEC. Public filings of the draft documents must be made at least 21 days prior to commencement of the IPO "road show."

Corporate Background and Our Business

The Company is a development stage company that is in the process of implementing its business plan, but has had no revenues to date. We are not a blank check company and have no plans or intention to engage in a merger or acquisition with an unidentified company, companies, entity or person, nor do we nor any of our affiliates intend for the Company, once it is publicly traded, to be used as a vehicle for some other private company to become a publicly traded company.

VIP Loyalty Corp. was incorporated in the State of Nevada on February 23, 2012. On June 30, 2012, the Company acquired all of the issued and outstanding shares of capital stock of VIPMEMBERS Corporation, a Nevada corporation (“VIP Members”), which was formed on October 20, 2010. VIP Members is now a wholly owned subsidiary of the Company. VIP Members' assets include the “Un-Coupon”, which is an exclusive patent pending customer loyalty program, designed, copyrighted, and trademarked by VIP Members that does not use highly discounted, prepaid paper coupons to entice new customers to a business. Through the use of SMS technologies, email, and social media, VIP Members provides businesses with tools to communicate with their clientele in a simple, yet personalized, manner. VIP Members gives these businesses the ability to treat all of their loyal customers like “VIP’s”. The core value proposition of VIP Members is identifying each VIP’s preferences and desire for recognition and special treatment from the businesses they choose to frequent. This VIP recognition and the unique relationship created between the customer and the merchant is the vital foundation for many successful businesses. The VIP Members system delivers highly personalized text messages and emails to the VIP Merchant’s existing customers, engaging them with once or twice weekly offers called VIP Member Perks. These VIP Member Perks are based on their previous purchases and preferences. The above-described members services through the “Un-Coupon” are still in the development stage and not presently being used in the operations of the Company. The Company has not yet generated any revenue from these assets or services.

VIP Members is a sharply focused, preference and permission based marketing service that works automatically on any mobile device, does not require downloading an app, and can save businesses literally thousands of dollars monthly in advertising costs. There are no written forms for customers or wait staff to fill out, and loyal customers opt-in to their favorite retailer’s VIP Members loyalty program with a simple text message. VIP Members will then receive personalized messages on their mobile phone with the special offers, free favorite menu items or drinks, timely information, and offers from trusted businesses that already have a proven relationship with the customer. Businesses who have signed on to become VIP Merchants will pay a monthly, or quarterly, fee in advance.

VIP Loyalty Corp. has developed a similar approach for the healthcare industry, called “VIP Patients”. VIP Patients utilizes SMS messages and emails to create a line of communication between the healthcare providers and their patients. Through the use of our software, doctors and other members of the healthcare community will be able to reach their patients in a quick, simple fashion. Whether it is to remind a patient of an upcoming appointment or to let patients know that there are appointment times available, doctors will be able to use VIP Patients to reach their clientele easily and efficiently. Patients will receive messages from their physicians regarding treatment, health tips, etc. VIP Patients not only saves members of the healthcare community time, but it also makes the process of scheduling appointments easier for patients. VIP Patients provides a real-time tool to assist patients with reminders for their medications, as well as prescribed treatments and health tips. Pricing for VIP Patients is structured exactly like VIP Members. VIP Loyalty Corp. owns www.vip-patients.com and www.vip-patients.net.

Our current headquarters are located at 123 North Post Oak Lane, Suite 440, Houston, TX 77024. Our website is located at www.vipmembers.com. Our telephone number is 713-621-2737.

Going Concern

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan. The Company's ability to continue as a going concern is contingent upon its ability to obtain additional capital to achieve its goals, and ultimately, to attain profitable operations. Management has been able, thus far, to finance the losses of the business through private placements of its common stock and the private issuance of debt, but future sources for additional capital are uncertain at this date. We project that the Company will need over the next 12 months one million dollars in “additional working capital to meet short term liquidity requirements. See Risk Factors and Business herein.

THE OFFERING

Securities offered:	1,875,000 shares of common stock

selling stockholders:
Offering price:	$0.50 per share

Shares outstanding prior to the offering:	9,825,000 shares of common stock;

Shares to be outstanding after the offering:	9,825,000 shares of common stock

Use of proceeds:	The Company will not receive any proceeds from the sale of the common stock by the selling stockholders.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The following Statements of Operations and Balance Sheet data for December 31, 2012 and 2011 are derived from our audited financial statements for the years ended December 31, 2012 and 2011 and from inception October 20, 2010 to December 31, 2012. The following statements of Operations and Balance Sheet data for September 30, 2013 and 2012 were derived from our unaudited interim financial statements for the nine (9) months ended September 30, 2013 and 2012 and from inception October 20, 2010 to September 30, 2013.

VIP LOYALTY CORP.
Selected Financial information

	For the Nine Months Ended September 30, 2013	For the Nine Months Ended September 30, 2012	From Inception (October 20, 2010) to September 30, 2013
Statements of Operations
Revenues	$-	$-	$-
Operating expenses	$36,555	$109,292	$382,917
Net income (loss) from operations	$(36,555)	$(109,292)	$(382,917)
Net income (loss) before taxes	$(36,555)	$(109,292)	$(555,992)
Net income (loss) after taxes	$(36,555)	$(109,292)	$(555,992)
Gain per share- basic and diluted	$(0.01)	$(0.03)
Weighted average shares outstanding basic	9,825,000	3,400,832

	As of
Balance Sheet Data	September 30, 2013

Cash	$8,724
Total current assets	$8,739
Total assets	$8,739
Total liabilities	$77,474
Additional paid-in capital	$487,157
Accumulated deficit during development stage	$(555,992)
Total stockholders' deficit	$(68,735)

	For the Year Ended	For the Year Ended	From Inception (October 20, 2010) to
Statements of Operations	December 31, 2012	December 31, 2011	December 31, 2012

Revenues	$-	$-	$-
Operating expenses	$149,949	$193,252	$346,362
Net income (loss) from operations	$(149,949)	$(193,252)	$(346,362)
Net income (loss) before taxes	$(149,949)	$(193,252)	$(519,437)
Loss per share- basic and diluted	$(0.01)	$(272.56)
Weighted average shares outstanding basic	4,974,540	1,344

	As of	As of
Balance Sheet Data	December 31, 2012	December 31, 2011

Cash	$17,792	$1,410
Total current assets	$17,815	$1,410
Total assets	$17,815	$1,410
Total liabilities	$49,995	$21,197
Additional paid-in capital	$487,157	$349,692
Accumulated deficit during development stage	$(519,437)	$(369,488)
Total stockholders' equity	$(32,180)	$(19,787)

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this registration statement, prospective purchasers of the securities offered hereby should consider carefully the following factors in evaluating the Company and its business.

The securities we are offering through this registration statement are speculative by nature and involve an extremely high degree of risk and should be purchased only by persons who can afford to lose their entire investment. We also caution prospective investors that the following risk factors could cause our actual future operating results to differ materially from those expressed in any forward looking statements, oral, written, made by or on behalf of us. In assessing these risks, we suggest that you also refer to other information contained in this registration statement, including our financial statements and related notes.

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

EMERGING GROWTH COMPANY STATUS. We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. We have decided to take advantage of the exemptions provided to emerging growth companies and as a result our financial statements may not be comparable to companies that comply with public company effective dates. In addition, some investors might find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

INVESTMENT IN OUR SHARES IS SPECULATIVE. The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

WE ARE DEPENDENT UPON EXTERNAL FINANCING TO FUND OUR ONGOING OPERATIONS AND IMPLEMENT OUR BUSINESS PLAN. Currently, we are dependent upon external financing to fund our operations. We project that the Company will need over the next 12 months approximately $1,000,000 in additional working capital to meet short term liquidity requirements. Of this sum, approximately $50,000 is estimated to be required to fund our public reporting requirements. It is imperative that we obtain this external financing to finance ongoing operations. We currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available, or available on commercially reasonable terms.

Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require us to curtail or cease operations, sell off our assets, and/or perhaps seek protection from our creditors through bankruptcy proceedings.

Furthermore, additional equity financing, if obtained, may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, which may require that we relinquish valuable rights.

WE WERE RECENTLY FORMED AND HAVE NOT PROVEN THAT WE CAN GENERATE A PROFIT. IF WE FAIL TO GENERATE INCOME AND ACHIEVE PROFITABILITY, AN INVESTMENT IN OUR SECURITIES MAY BE WORTHLESS. We have no operating history and have not proved we can operate successfully. We face all of the risks inherent in a new business. If we fail, your investment in our common stock will become worthless. From inception (February 23, 2012) to the period ended on September 30, 2013, we incurred a net loss of $555,992 and did not earn any revenue. We do not currently have any revenue producing operations.

NO ASSURANCE WE WILL BE SUCCESSFUL AND ULTIMATELY OPERATE PROFITABLY. We are currently operating at a loss, and there is no assurance that our plans and strategies will be successful, or that we will be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. We may not generate sufficient revenues in the next twelve months to become profitable and therefore will have to rely solely on the cash we raise from the private sale of debt or equity securities. Our ability to privately sell our securities is uncertain, as are the future terms upon which they might be sold.

Our revenues, when generated, will vary from quarter to quarter due to the rapidly evolving nature of our business. We believe that our potential future growth and ability to achieve and maintain profitability will depend, among other factors, on our ability to: (i) acquire new VIP Members and VIP Merchants and retain existing VIP Members and VIP Merchants; (ii) attract new VIP Merchant partners and retain existing VIP Merchant partners who wish to offer deals through our "Un-Coupon"; (iii) effectively address and respond to markets; (iv) expand the number, variety and relevance of products and deals we offer, particularly as we attempt to build a more complete local marketplace; (v) increase the awareness of our brand domestically; (vi) provide a superior customer service experience for our VIP Members and VIP Merchant partners; (vii) respond to changes in consumer and merchant access to and use of the Internet and mobile devices and social media; and (viii) react to challenges from existing and new competitors.

OUR STRATEGY TO BECOME A COMPLETE LOCAL COMMERCE MARKETPLACE MAY NOT BE SUCCESSFUL AND MAY EXPOSE US TO ADDITIONAL RISKS. One of our key objectives is to expand our business by building out a more extensive local commerce marketplace. This strategy has required us to devote significant resources to attracting VIP Merchant partners in order to build a significant inventory for VIP Members as well as continuing management focus and attention. We have accepted, and expect to continue to accept, a lower percentage of the gross billings from some of our merchants as we expand our marketplace. If we are not successful in pursuing this objective, our business, financial position and results of operations could be harmed.

WE ARE UNABLE TO SUCCESSFULLY RESPOND TO CHANGES IN THE MARKET, OUR BUSINESS COULD BE HARMED. Our business may grow rapidly as merchants and consumers have increasingly used such a marketplace. However, this is a new market which we created in late 2012 and which has not operated for any period of time. Given the limited to nil history, we are constantly evolving our strategy and may not always be successful in doing so. We expect that the market will evolve in ways which may be difficult to predict. For example, we believe that in some of markets, investments in new customer acquisition are less productive and the continued growth of any revenue will require more focus on increasing or maintaining the rate at which our existing customers sign up as VIP Members and our ability to expand the number and variety of deals that we will offer through our VIP Merchants. It is also possible that VIP Merchant partners or VIP Members could broadly determine that they no longer believe in the value of our current services or marketplace. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in our markets, our business, financial condition and results of operations could suffer a material negative impact.

THE MERCHANTS WE SELECT MAY NOT REACT FAVORABLY. Some of our future campaigns will no doubt fail. Marketing products can fail due to many reasons, including no perceived need for the product, other competing products provide better solutions or are better priced, the product price is too high, and for a variety of other reasons. Larger trends, such as a recessionary economy, less discretionary purchasing power in the hands of consumers, more restrictive credit and higher rates on credit cards, also can discourage sales and cause a campaign to fail. Operational issues can also cause a campaign to fail, such as too low a price markup.

Lack of market acceptance for a product is a particularly significant risk in our business. We will no doubt have some failures which will result in loss, and some products will likely only break even, doing little more then return the costs expended to undertake product production and to pay for the campaign itself. It is up to management to select, test, and carefully place infomercials for those Products which in management’s opinion have a good chance of being successful and generating significant revenues and profits in the market place. There is no assurance that management will be successful in these efforts to the required degree so that we become profitable.

OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO EXECUTE ON OUR MARKETING STRATEGY. We have and will continue to focus our marketing on customer (VIP Member) acquisition. If our assumptions regarding our marketing efforts and strategies prove incorrect, our ability to generate profits from our investments in new customer VIP Member acquisitions may be less than we have assumed. In such case, we may need to increase expenses or otherwise alter our strategy and our results of operations could be negatively impacted.

IF WE FAIL TO ACQUIRE AND RETAIN VIP MEMBERS AND VIP MERCHANTS, OUR REVENUE AND BUSINESS WILL BE HARMED. We must acquire and retain VIP Members and VIP Merchants that participate in our Un-Coupon program in order to generate revenue and achieve profitability. As our customer base will continue to evolve, it is possible that the composition of our customers may change in a manner that makes it more difficult to generate revenue to offset the loss of existing customers and the costs associated with acquiring and retaining customers. If customers do not perceive our Un-Coupon program to be attractive or if we fail to introduce new and more relevant deals, we may not be able to retain or acquire customers at levels necessary to grow our business and profitability. If we are unable to acquire new VIP Members and VIP Merchants who participate in our Un-Coupon program in numbers sufficient to grow our business, the revenue we generate may decrease and our operating results will be adversely affected.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO RETAIN AND ADD HIGH QUALITY VIP MERCHANT PARTNERS. We depend on our ability to attract and retain VIP Merchant partners that are prepared to offer products or services on compelling terms through our marketplace and provide our VIP Members with a great experience. We do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to VIP Members or favorable payment terms to us. In addition, if we are unsuccessful in our efforts to introduce services to VIP Merchants as part of our local commerce operating system, we will not experience a corresponding growth in our merchant pool sufficient to offset the cost of these initiatives. We must continue to attract and retain VIP Merchant partners in order to increase revenue and profitability. If new VIP Merchants do not find our marketing and promotional services effective, or if existing VIP Merchant partners do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profits, they may stop making offers through our marketplace. In addition, we may experience attrition in our VIP Merchant partners in the ordinary course of business resulting from several factors, including losses to competitors and merchant partner closures or bankruptcies. If we are unable to attract new VIP Merchant partners in numbers sufficient to grow our business, or if too many VIP Merchant partners are unwilling to offer products or services with compelling terms through our marketplace or offer favorable payment terms to us, our operating results will be adversely affected.

If our efforts to market, advertise and promote products and services from our existing VIP Merchant partners are not successful, or if our existing VIP Merchant partners do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profits, we may not be able to retain or attract VIP Merchant partners in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses or reduce margins in order to attract new VIP Merchant partners. A significant increase in VIP Merchant partner attrition or decrease in VIP Merchant partner growth would have an adverse effect on our business, financial condition and results of operation.

WE MAY INCUR LOSSES IN THE FUTURE AS WE EXPAND OUR BUSINESS. We had an accumulated deficit of $555,992 as of September 30, 2013. We anticipate that our profitability will be impacted as we continue to invest in our growth, through increased spending in some areas and through accepting a lower percentage of the proceeds from our deals, as we attempt to add more VIP Merchant partners to our marketplace. These efforts may prove more difficult than we currently anticipate, and we may not succeed in realizing the benefits of these efforts in a short time frame, or at all. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue could prevent us from attaining or increasing our profitability. We cannot be certain that we will be able to attain or increase profitability on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH RELATIVELY LOW BARRIERS TO ENTRY AND MUST COMPETE SUCCESSFULLY IN ORDER TO GROW OUR BUSINESS. We expect competition in e-commerce generally, and group buying in particular, to continue to increase. A substantial number of group buying sites have emerged around the world. In addition to such competitors, we expect to increasingly compete against other large businesses who offer deals similar to ours as an add-on to their core business. We also expect to compete against other Internet sites that serve niche markets and interests. In some of our categories, such as goods, travel and entertainment, we compete against much larger companies who have more resources and significantly larger scale. In addition, we compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.

We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including the following: (i) the size and composition of our VIP Members and the number of VIP Merchant partners we feature; (ii) the timing and market acceptance of the Un-Coupon program, including the developments and enhancements to those offered by us or our competitors; (iii) VIP Member and VIP Merchant service and support efforts; (iv) selling and marketing efforts; (v) ease of use, performance, price and reliability of services offered by us or our competitors; (vi) our ability to cost-effectively manage our operations; and (vi) our reputation and brand strength relative to our competitors.

Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to benefit from their existing customer base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate revenue from their customer bases more effectively than we do. Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer. This could attract customers away from our websites and applications, reduce our market share and adversely impact our gross margin. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new customers.

IF WE ARE UNABLE TO MAINTAIN FAVORABLE TERMS WITH OUR VIP MERCHANT PARTNERS, OUR REVENUE MAY BE ADVERSELY AFFECTED. The success of our business depends in part on our ability to retain and increase the number of VIP Merchant partners who use our service, particularly as we continue to grow our marketplace. If VIP Merchant partners decide that utilizing our services no longer provides an effective means of attracting new customers or selling their goods and services, they may demand a lower cost of monthly service fee. In addition, as part of any strategy to grow our VIP Merchant partner base, we may contemplate accepting a lower monthly service fee. This could adversely affect our revenue and gross profit.

In addition, we expect to face increased competition from other Internet and technology-based businesses.

OUR OPERATING CASH FLOW AND RESULTS OF OPERATIONS COULD BE ADVERSELY IMPACTED IF WE CHANGE OUR VIP MERCHANT PAYMENT TERMS OR OUR REVENUE DOES NOT CONTINUE TO GROW. It is anticipated that our VIP Merchant payment terms and revenue growth will provide us with operating cash flow to fund our working capital needs. Our VIP Merchant partner arrangements are generally structured such that we collect cash up front on a monthly service fee basis. We will use the operating cash flow provided by our VIP Merchant payment terms and revenue growth to fund our working capital needs. If we offer our VIP Merchant partners more favorable or accelerated payment terms or our revenue does not continue to grow in the future, our operating cash flow and results of operations could be adversely impacted and we may have to seek alternative financing to fund our working capital needs.

GOVERNMENT REGULATION OF THE INTERNET AND E-COMMERCE IS EVOLVING AND UNFAVORABLE CHANGES OR FAILURE BY US TO COMPLY WITH THESE REGULATIONS COULD SUBSTANTIALLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS. We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet or other online services. These regulations and laws may involve taxation, tariffs, subscriber privacy, anti-spam, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block our emails or access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected and we may not be able to maintain or grow our revenue as anticipated.

NEW TAX TREATMENT OF COMPANIES ENGAGED IN INTERNET COMMERCE MAY ADVERSELY AFFECT THE COMMERCIAL USE OF OUR SERVICES AND OUR FINANCIAL RESULTS. Due to the global nature of the Internet, it is possible that various states might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in Internet commerce. New or revised federal, state or local tax regulations may subject us or our customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

FAILURE TO COMPLY WITH FEDERAL AND STATE INTERNATIONAL PRIVACY LAWS AND REGULATIONS OR THE EXPANSION OF CURRENT OR THE ENACTMENT OF NEW PRIVACY LAWS OR REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS. A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal and state legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smart phones and other mobile devices. We intend to post privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several Internet companies have incurred substantial penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of subscribers or merchant partners and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

WE MAY SUFFER LIABILITY AS A RESULT OF INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET AND CLAIMS RELATED TO OUR SERVICE OFFERINGS. We may be sued for defamation, civil rights infringement, negligence, patent, copyright or trademark infringement, invasion of privacy, personal injury, product liability, breach of contract, unfair competition, discrimination, antitrust or other legal claims relating to information that is published or made available on our website or service offerings we make available (including provision of an application programming interface platform for third parties to access our website, mobile device services and geo-location applications). This risk is enhanced in certain jurisdictions outside the United States, where our liability for such third party actions may be less clear and we may be less protected. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occurs, our net income could be materially and adversely affected.

We are subject to risks associated with information disseminated through our websites and applications, including consumer data, content that is produced by our editorial staff and errors or omissions related to our product offerings. Such information, whether accurate or inaccurate, may result in our being sued by our merchant partners, subscribers or third parties and as a result our revenue and goodwill could be materially and adversely affected.

OUR BUSINESS DEPENDS ON OUR ABILITY TO MAINTAIN AND SCALE THE NETWORK INFRASTRUCTURE NECESSARY TO SEND OUR SMS MESSAGES AND OPERATE OUR WEBSITE AND MOBILE APPLICATIONS, AND ANY SIGNIFICANT DISRUPTION IN SERVICE ON OUR INFRASTRUCTURE, WEBSITE OR APPLICATIONS COULD RESULT IN A LOSS OF VIP MEMBERS OR VIP MERCHANTS. VIP Members will access our deals through our website and mobile applications. Our reputation and ability to acquire, retain and serve our VIP Members and VIP Merchants are dependent upon the reliable performance of our websites and mobile applications and the underlying network infrastructure. As our subscriber base and the amount of information shared on our websites and applications continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on data centers and equipment and related network infrastructure to handle the traffic on our websites and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our subscriber base or the amount of traffic on our websites and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our websites and applications, and prevent our subscribers from accessing our services. A substantial portion of our network infrastructure may be hosted by third party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential subscribers and merchant partners, which could harm our operating results and financial condition.

We may be subject to breaches of our information technology systems, which could harm our relationships with our customers and merchant partners, subject us to negative publicity and litigation, and cause substantial harm to our business.

OUR BUSINESS MODEL REQUIRES US TO OBTAIN CONFIDENTIAL INFORMATION ABOUT OUR VIP MEMBERS AND VIP MERCHANTS, INCLUDING NAMES, EMAIL ADDRESSES, CELLULAR TELEPHONE NUMBERS, AND PAYMENT ACCOUNT INFORMATION. Because of our potential high profile and the amount of customer information that we will store, we may be at an increased risk of attacks on our system, notwithstanding the fact that we have invested heavily in systems to protect such information. We, like other e-commerce businesses, use encryption and authentication technology to help provide the security and authentication to effectively secure transmission of confidential information, including credit card numbers. While these techniques are effective in maintaining confidentiality, we cannot guarantee that this will prevent all potential breaches of our system, including by means of technologies developed to bypass these security measures. In addition, outside parties may attempt to fraudulently induce employees, merchant partners or customers to disclose sensitive information in order to gain access to our information or our merchant partners’ or customers’ information.

Because the techniques used to gain access to, or sabotage, systems often are not recognized until launched against a target, we may be unable to anticipate the correct methods necessary to defend against these types of attacks. Any breach, or the perceived threat of a breach, could cause our customers and merchant partners to cease doing business with us, subject us to lawsuits, regulatory fines or other action or liability, which would harm our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR MAY BE ACCUSED OF INFRINGING INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. We regard our subscriber list, trademarks, service marks, copyrights, patents, trade dress, trade secrets, proprietary technology, merchant lists, subscriber lists, sales methodology and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees and others to protect our proprietary rights. Effective intellectual property protection may not be available in every country in which our deals are made available. We also may not be able to acquire or maintain appropriate domain names or trademarks in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring and using domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. We may be unable to prevent third parties from using and registering our trademarks, or trademarks that are similar to, or diminish the value of, our trademark in some countries.

We may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. Third parties that license our intellectual property rights also may take actions that diminish the value of our proprietary rights or reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights. We are currently subject to multiple lawsuits and disputes related to our intellectual property and service offerings. We may in the future be subject to additional litigation and disputes. The costs of engaging in such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained.

We may be subject to third party claims that we infringe their proprietary rights or trademarks. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

OUR BUSINESS DEPENDS ON A STRONG BRAND AND IF WE ARE NOT ABLE TO MAINTAIN AND ENHANCE OUR BRAND OR IF WE RECEIVE UNFAVORABLE MEDIA COVERAGE, OUR ABILITY TO EXPAND OUR BASE OF VIP MEMBERS AND VIP MERCHANTS WILL BE IMPAIRED AND OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED. We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the a brand is critical to expanding our base of VIP Members and VIP Merchants/ Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain our "Un-Coupon" brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a group buying leader and to continue to provide reliable, trustworthy and high quality deals, which we may not do successfully.

We may receive media coverage. Unfavorable publicity or consumer perception of our websites, applications, practices or service offerings, or the offerings of our VIP Merchants could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of VIP Merchants we feature and the size of our VIP Member base, the loyalty of our VIP Members and the number and variety of deals we offer each day. As a result, our business, a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern. The above factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs, which we estimate at approximately $1,000,000 over the next 12 months, or can be obtained on commercially reasonable terms. If we are unable to generate profits and unable to obtain future financing to meet our working capital requirements, we will have to curtail our business sharply or cease operations altogether. Ultimately, our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our continuing obligations on a timely basis.

NEITHER OF OUR OFFICERS ARE CURRENTLY DEVOTING SUBSTANTIAL TIME TO THE BUSINESS OF THE COMPANY.  Both Sean Connolly, our President and Chief Financial Officer, and Alison Kratish, or Secretary, are employed by other entities and currently devote only such time to operations of the Company as is deemed necessary and will continue to do so until the Company has substantial enough operations that will allow for compensation to be paid to them.

RISKS RELATED TO THIS OFFERING

THERE IS CURRENTLY NO MARKET FOR OUR COMMON STOCK. Our common stock is not currently traded on an exchange; there is no guarantee that our shares will ever trade on the Over-the-Counter Bulletin Board or on any other securities exchange. The shares will be sold at the fixed price of $.50 until the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board.

To be quoted on the Over-the-Counter Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf. The shares are not currently quoted by a market maker on any stock exchange. However we will seek to have the shares quoted by a market maker on the OTC Bulletin Board immediately following the effectiveness of this registration statement.

Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, once and if our shares are registered on the OTC Bulletin Board, sales or purchases of relatively small blocks of common stock could have a significant impact on the price at which our common stock is traded. The trading price of our common stock may be affected by a number of factors, including events described in the Risk Factors set forth in this Prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the Direct Response Marketing industry, and other events or factors. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

IF A PUBLIC MARKET FOR OUR STOCK IS DEVELOPED, FUTURE SALES OF SHARES COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. If a public market for our stock is developed, then sales of shares of common stock in the public market could adversely affect the market price of our common stock. There are at present 9,825,000 shares of common stock issued and outstanding.

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS AND THE NASD'S SALES PRACTICE REQUIREMENTS, WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK. Our shares of common stock may be deemed to be "penny stock" as that term is defined in Regulation Section "240.3a51-1" of the Securities and Exchange Commission (the "SEC"). Penny stocks are stocks: (a) with a price of less than U.S. $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or (d) in issuers with net tangible assets of less than U.S. $2,000,000 (if the issuer has been in continuous operation for at least three years) or U.S. $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than U.S. $2,675,000 for the last three years. Section "15(g)" of the United States Securities Exchange Act of 1934, as amended, and Regulation Section "240.15g(c)2" of the SEC require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common shares are urged to obtain and read such disclosure carefully before purchasing any common shares that are deemed to be "penny stock". Moreover, Regulation Section "240.15g-9" of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to: (a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for our investors to resell their shares of common stock to third parties or to otherwise dispose them of. Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

AS A PUBLIC COMPANY, WE WILL BE REQUIRED TO MEET PERIODIC REPORTING REQUIREMENTS UNDER SEC RULES AND REGULATIONS. COMPLYING WITH FEDERAL SECURITIES LAWS AS A PUBLIC COMPANY IS EXPENSIVE AND WE WILL INCUR SIGNIFICANT TIME AND EXPENSE ENHANCING, DOCUMENTING, TESTING AND CERTIFYING OUR INTERNAL CONTROL OVER FINANCIAL REPORTING. We intend to be publicly-traded company following completion of this offering. We will be required to file periodic reports containing our financial statements within a specified time following the completion of each quarterly and annual period, which comply with SEC rules and regulations, including audited financial statements. Prior to this offering, we have not been required to comply with SEC requirements, including requirements to have our financial statements completed and reviewed or audited within a specified time. We may experience difficulty in meeting these SEC's reporting requirements. Any failure by us to file compliant periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our common stock, once and if it becomes publicly traded.

As a public company we will incur significant legal, accounting, insurance and other expenses. Compliance with the Sarbanes-Oxley Act of 2002 and with other SEC and NASDAQ Stock Market rules, will increase our legal and financial compliance costs and make some activities more time-consuming and costly. We cannot predict or estimate with precision the amount of additional costs we may incur or the timing of such costs.

Furthermore, after we become a public company, SEC rules require that our chief executive officer and chief financial officer periodically certify the existence and effectiveness of our internal control over financial reporting.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements and are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere herein. These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange. The fixed offering price of $.50 may not reflect the market price of our shares after the offering. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. We selected the price for the common stock based upon the size of our market, our perception of our own uniqueness in the market and our beliefs about trends in our industry. Among the other factors we considered in determining the offering price that served to decrease it significantly were our lack of operating history, our succession of losses to date, or lack of liquid assets, and our continuing need for outside capital through the sale of equity or debt securities assumption in order to keep operating our business.

DILUTION

The shares that are currently being registered under this registration statement have already been issued and are currently outstanding. Therefore, there will be no dilutive impact on the Company’s current shareholders as a result of re-sales by the selling shareholders of their shares under this registration statement.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Security Holders and their relationship to the Company.

(A) Selling Securities	Relationship	(B) Shares Beneficially Owned Before	(C) Percentage of Outstanding Shares Beneficially Owned Before	(D) Shares to be sold in the	(E) Percentage of Outstanding Shares Beneficially Owned After
Holders	To Issuer	the Offering (1)	Offering (2)	the Offering (3)	the Offering
Sydney Adger	Shareholder	10,000	0.05%	10,000	0.00%
Justin Baca	Shareholder	10,000	0.05%	10,000	0.00%
Trish Bender	Shareholder	50,000	0.27%	50,000	0.00%
Susan Benson	Shareholder	10,000	0.05%	10,000	0.00%
Bob Borochoff	Shareholder	50,000	0.27%	50,000	0.00%
Jennifer Brugh	Shareholder	25,000	0.13%	25,000	0.00%
John Burke	Shareholder	50,000	0.27%	50,000	0.00%
Rosemary Camacho	Shareholder	10,000	0.05%	10,000	0.00%
Jan Carson	Shareholder	100,000	0.53%	100,000	0.00%
Gary Cella	Shareholder	10,000	0.05%	10,000	0.00%
Jason Chiasson	Shareholder	10,000	0.05%	10,000	0.00%
Tana Cochran	Shareholder	10,000	0.05%	10,000	0.00%
Judy Connolly	Shareholder	10,000	0.05%	10,000	0.00%
Meagan Connolly	Shareholder	10,000	0.05%	10,000	0.00%
Mickey Connolly	Shareholder	100,000	0.53%	100,000	0.00%
Shannon Cordray	Shareholder	10,000	0.05%	10,000	0.00%
Ron Costa	Shareholder	50,000	0.27%	50,000	0.00%
Claire Crawford	Shareholder	10,000	0.05%	10,000	0.00%
Craig Crawford	Shareholder	50,000	0.27%	50,000	0.00%
Christina Del Villar	Shareholder	10,000	0.05%	10,000	0.00%
Elizabeth Disciullo	Shareholder	7,500	0.04%	7,500	0.00%
Laura Dunn	Shareholder	7,500	0.04%	7,500	0.00%
Amanda Elguezabal	Shareholder	10,000	0.05%	10,000	0.00%
Stuart Elledge	Shareholder	10,000	0.05%	10,000	0.00%
Frank Jay Ferranti	Shareholder	25,000	0.13%	25,000	0.00%
Megan Firby	Shareholder	10,000	0.05%	10,000	0.00%
Allen Ford	Shareholder	10,000	0.05%	10,000	0.00%
Rodney Glawson	Shareholder	25,000	0.13%	25,000	0.00%
Jasmine Gonzales	Shareholder	10,000	0.05%	10,000	0.00%
Joemack Gonzalez	Shareholder	10,000	0.05%	10,000	0.00%
Haytarr LLC	Shareholder	100,000	0.53%	100,000	0.00%
Becca Johnson	Shareholder	10,000	0.05%	10,000	0.00%
William Jones	Shareholder	10,000	0.05%	10,000	0.00%
Russell Kidder	Shareholder	100,000	0.53%	100,000	0.00%
Mike King	Shareholder	50,000	0.27%	50,000	0.00%
Alison Kratish	Shareholder	100,000	0.53%	100,000	0.00%
Karen Landry	Shareholder	50,000	0.27%	50,000	0.00%
Brad Magaro	Shareholder	100,000	0.53%	100,000	0.00%
Jeffrey Manning Jr.	Shareholder	10,000	0.05%	10,000	0.00%
Maricela Mazuca	Shareholder	10,000	0.05%	10,000	0.00%
Joanna Medin	Shareholder	25,000	0.13%	25,000	0.00%
Farah Moiso	Shareholder	10,000	0.05%	10,000	0.00%
Marian Montoya-Chick	Shareholder	10,000	0.05%	10,000	0.00%

Amanda Moreno	Shareholder	10,000	0.05%	10,000	0.00%
Kristen O'Shea	Shareholder	10,000	0.05%	10,000	0.00%
Christopher Pascoe	Shareholder	25,000	0.13%	25,000	0.00%
Rachele Pippin	Shareholder	10,000	0.05%	10,000	0.00%
Angela Rutherford	Shareholder	50,000	0.27%	50,000	0.00%
Omer Sami	Shareholder	25,000	0.13%	25,000	0.00%
Ciera Self	Shareholder	10,000	0.05%	10,000	0.00%
Jennifer Simmons	Shareholder	10,000	0.05%	10,000	0.00%
Michelle Smith	Shareholder	10,000	0.05%	10,000	0.00%
Julia Spearing	Shareholder	10,000	0.05%	10,000	0.00%
Cody Starrett	Shareholder	100,000	0.53%	100,000	0.00%
Kurt Steele	Shareholder	25,000	0.13%	25,000	0.00%
Charles Sullivan	Shareholder	5,000	0.03%	5,000	0.00%
Sherry Sutton	Shareholder	10,000	0.05%	10,000	0.00%
Letricia Taylor	Shareholder	10,000	0.05%	10,000	0.00%
Charlotte Thompson	Shareholder	10,000	0.05%	10,000	0.00%
Norma Torres	Shareholder	10,000	0.05%	10,000	0.00%
Damon Vance	Shareholder	50,000	0.27%	50,000	0.00%
Fran White	Shareholder	10,000	0.05%	10,000	0.00%
James Wilhelm	Shareholder	50,000	0.27%	50,000	0.00%
Atina Wolever	Shareholder	10,000	0.05%	10,000	0.00%
Jason Wolever	Shareholder	10,000	0.05%	10,000	0.00%
Jay Wright	Shareholder	50,000	0.27%	50,000	0.00%
Fred Zeidman	Shareholder	50,000	0.27%	50,000	0.00%
		1,875,000	9.96%	1,875,000	0.00%

(1)
The percentage ownership is based on a potential total of   18,825,000 shares of our common stock outstanding, which includes 9,000,000 shares of common stock that would be issued if all the outstanding preferred stock was converted, as described in footnote (2) . Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Note that affiliates are subject to Insider trading regulations - percentage computation is for form purposes only.

(2)
The Company has 225,000 shares of Series A Preferred Stock outstanding which has conversion rights of 40 to 1. No holder of the shares of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.9% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 days after the date of such notice).

(3)
The shares being sold which are held by each of the selling shareholders were acquired by them pursuant to consulting agreements whereby each of such persons performed services testing and reviewing the Company's www.vipmembers.com website. These testing and review services occurred primarily during the month of September 2012. No monies were raised in connection with the issuance of shares of the Company's common stock in exchange for services rendered. The number of shares issued to each selling shareholder was based upon the extent of the services rendered to the Company in reviewing the website.

PLAN OF DISTRIBUTION

The shares will be sold at the fixed price of $.50.

To be quoted on the Over-the-Counter Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf.

The shares are not currently quoted by a market maker on any stock exchange. However we will seek to have the shares quoted by a market maker on the Over-the-Counter-Bulletin Board immediately following the effectiveness of this registration statement. Each selling stockholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares.

-ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-an exchange distribution in accordance with the rules of the applicable exchange;

-privately negotiated transactions;

-settlement of short sales;

-broker- dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-a combination of any such methods of sale;

-through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

-Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The shares of common stock held of record by the selling stockholders will be freely tradable upon the earlier of (i) effectiveness of a registration statement covering the resale of such shares; or (ii) the date on which such shares may be sold without registration pursuant to Rule 144 under the Securities Act and the sale of such shares could have a negative impact on the price of our common stock. There is a six month holding period for a reporting company and a one year holding period under Rule 144 for a non-reporting company during which the subject securities may not be sold. After the holding period, an affiliate of the Company, including officers and directors, may sell their respective shares under Rule 144 volume limitations. The number of securities which may be sold by an affiliate during any three month period cannot exceed the greater of 1% of the outstanding shares or, if the class is listed on a stock exchange, the greater of 1% or the average reported weekly trading volume during the four weeks preceding the filing of a notice of sale on Form 144. Over-the-counter stocks, including those quoted on the OTC MM and the Pink Sheets, can only be sold using the 1% measurement.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. If the selling stockholders are deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Under the Securities Act of 1933 (the “33 Act”), as interpreted by SEC rules and regulations, Selling Shareholders are not allowed to sell their shares of the Company short into any existing public market for the Company’s common stock, (or “against the box”), before this registration statement is declared effective, as to do so would constitute a violation of Section 5 of the 33 Act.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

REGULATION M

We plan to advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution of it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

STATE SECURITIES LAWS

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

EXPENSES OF REGISTRATION

We are bearing substantially all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $30,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of such shares common

LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Also the principal officers and positions with us held by each person and the date such person became our director, executive officer. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees.

Name	Position	Date of Appointment/Elective

Sean Connolly	President	9/12/12
	Chief Financial Officer	3/14/12
	Director	2/23/12

Alison Kratish	Secretary	3/14/12
	Director	3/14/12

BIOGRAPHY

E. Sean Connolly. For the prior five years, Mr. Connolly has been involved in the financial, managerial and administrative industry involving private and public companies. Since 2010, Mr. Connolly has been the vice president of VIPMEMBERS Corporation in Houston, Texas, where he assisted with the development and design for the VIP concept and the website, vipmembers.com, software and website testing. He also engaged in considerable amount of market research and due diligence as it related to the VIP concept.

From April 2012 to present, Mr. Connolly has been a supervisor and assistant to the president of Texas Gulf Oil & Gas, Inc. His responsibilities include working on multiple oil wells located in Texas, including bringing shut in wells back into production, well maintenance and plugging and assisting with the overall development of an oil and gas company. From 2009 to December 31, 2013, Mr. Connolly was a vice president of Corporate Strategies LLC, where his responsibilities included market research and due diligence for multiple companies, business development, investor and public relations and multiple website designs. Mr. Connolly resigned all positions as an officer and/or director of Texas Gulf Energy, Inc. and Corporate Strategies LLC on December 31, 2013. From September 2009 through July 2010, Mr. Connolly was a co-founder and vice president of AppTech Global Corp. in Houston, Texas, where he was the co-founder and developer of a publicly-traded smart phone application development company. Mr. Connolly's further duties included engaging in market research and due diligence for product offerings, developing a smart phone application involving the World Cup, translating multiple successful iPhone applications from English to Spanish and designing an advertisement approach through various forms of social media. AppTech Global was sold at a profit in early 2011. From May 2008 through July 2009, Mr. Connolly was a business development officer at Natural Nutrition, Inc. in Houston, Texas, where he created Internet marketing for nutrition products, assisted in the design and implementation of multiple websites, develop relationships with clients to generate sales, engaged in due diligence and market research for product development, engaged in product testing, generated company awareness and business opportunities and wrote ad copy for online advertising.

Mr. Connolly attended the University of Houston in Houston Texas.

Alison Kratish. For the prior fifteen years, Ms. Kratish has been involved in the financial, managerial and administrative industry involving private and public companies. , Ms. Kratish presently serves as the officer manager/director of investor relations at VIP Loyalty Corp. as well as its Secretary and a director.  From December 2010 through December 31, 2013, she served as office manager and Vice President of Corporate Strategies LLC and the executive assistant to the chief financial officer of Texas Gulf Oil & Gas, Inc.   in Houston, Texas. Ms. Kratish resigned all positions as an officer and/or director of Texas Gulf Oil & Gas, Inc, and Corporate Strategies LLC on December 31, 2013. Ms. Kratish's duties have included: (i) account management of business and personal brokerage and bank accounts for 5+ entities; (ii) prepare, manage and submit debt conversion documentation for equity exchanges for the firm’s investments; (iii) communicate and coordinate with stock transfer agents for release of physical stock certificates for company’s investments and manage the physical stock deposit process with multiple brokerage firms; (iv) coordinate process to file S-1 registration for securities offering of VIP Loyalty Corp.; (v) coordinate calls, projects, orders, and events; (vi) maintain personal and company insurance policies for liability and workers compensation coverage; (vii) maintain bookkeeping and payroll for multiple business entities and personal accounts; (viii) maintain human resource files for staff of seven; (ix) coordinate with tax professionals for relevant reporting; (x) manage procurement of all office supplies, equipment and furniture; (xi) research topics, book guests and write press releases for nationally syndicated internet radio talk show; and (xii) invoice clients and manage accounts payable for business accounts as well as all household expenses for busy executive and his family.

From January 2009 to November 2012, Ms. Kratish was the chief executive officer of The Pooch Paddock in Newberry, Florida, where she executed elaborate logistics plans to launch the first and only fully mobile doggie day care facility. The Pooch Paddock serviced elite equestrian events throughout the East Coast, as well as the Texas Renaissance Festival in Magnolia, Texas. From November 2006 through November 2008, Ms. Kratish was a marketing coordinator for Michele Conte Project Marketing & Sales Corp., a real estate marketing firm, in New York City. Ms. Kratish's duties included: (i) maintained all marketing vendor relationships for two multi-million dollar condominium development projects (Trump International Hotel & Tower Ft. Lauderdale and The Centurion Condominium, designed by I.M. Pei); (ii) approved and processed all marketing-related proposals and invoices; (iii) managed all inventory spreadsheets for reporting to real estate developer and related project bankers; (iv) assisted with compilation of market data research for the sales team; (v) maintained inventory of marketing and sales supplies, including brochures, floor plans, project models; (vi) prepared and tracked all purchase agreements/contracts for multi-million dollar condominium apartments; (vii) conducted regular sales/marketing meetings to report on project progress during the design, marketing and sales phases of the new condominium developments; and (viii) coordinated participation in the annual worldwide MIPIM real estate trade show in Cannes, France, including procuring the design firm and build out of the project’s exhibit at the show.

From May 2005 to November 2006, Ms. Kratish was the office manager/human resources assistance for Avenue Capital Management in New York City where she recruited, hired and trained all new administrative support staff for the US office, assisted with organization of annual investor conference and maintained worldwide employee census and HR files for multi-national hedge fund with over $25 billion in assets under management.

From September 2004 through April 2005, Ms. Kratish was the officer manager and executive assistant to managing partner at SLS Capital in New York City. From August 1998 through September 2004, Ms. Kratish was the executive assistant to the vice chairman of GSC Partners in New York City. From December 1994 through January 1998, Ms. Kratish was the officer manager/executive assistant to the chief financial officer of Alliance International Forwarders Inc. in Houston, Texas.

Ms. Kratish attended the University of Houston, in Houston Texas .

Both Sean Connolly and Alison Kratish are employed by other entities and devote only such time to operations of the Company as is deemed necessary and will continue to do so until the Company has substantial enough operations that will allow for compensation to be paid to them.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

None of our officer nor directors, promoters or control persons have been involved in the past ten years in any of the following:

(1)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(2)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
(3)
Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

COMMITTEES: AUDIT COMMITTEE FINANCIAL EXPERT.

The Company does not currently have an Audit Committee.

CODE OF ETHICS

The Company has not adopted a Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of  March 3 , 2014, with respect to the beneficial ownership (1) of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) the Company’s executive officer and directors; and (iii) the Company’s directors and executive officer as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, the address of each stockholder listed in the table is correct. As of the date of this Prospectus, there are 9,825,000 shares of common stock issued and outstanding.

Stock Class (1)	Name Officers and Directors	Number of Shares	Percent of Class Before Offering	Percent of Class After Offering	Voting Control Before Offering	Voting Control After Offering

Common	Sean Connolly	1,450,000	14.76%	14.76%	14.43%	14.43%

Common	Officers and Directors as a Group (2 Members)	2,550,000	25.96%	25.94%	25.38%	24.38%
Preferred Series A	Sean Connolly	225,000	100%	100%	2.24%	2.24%
	5% or Greater Shareholder
Common	Dr. Robert Zayas	3,250,000	33.08%	33.08%	17.26%	17.26%
Common	TRAC Investments, Inc. (3)	900,000	9.16%	9.16%	4.78%	4.78%
Common	Michael Sutton	900,000	9.16%	9.16%	4.78%	4.78%
Preferred Series A (4)	Sean Connolly	225,000	100%	100%	2.24%	2.24%

(1)
The Company has two classes of voting securities, common stock and preferred stock. We are authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, both $0.00001 par values per share. The Company has designated 400,000 preferred shares as Series A Preferred Stock which can be converted at any time into 40 common shares for each preferred share. Shares of Series A Preferred Stock shall vote together and not as separate classes and each share of Series A Preferred Stock shall be entitled to the equivalent of one share of common stock. As of  February 28 , 2014, there were 9,825,000 outstanding shares of common stock and 225,000 outstanding shares of Series A Preferred Stock.

(2)	Alison Kratish is a sellling shareholder of 100,000 shares.
(3)	James E. Shipley controls both the voting and dispositive power over the shares held by TRAC Investments, Inc,
(4)
Sean Connolly, the President, CFO and a director of the Company, currently holds 225,000 Series A Preferred Shares. These shares could potentially be converted into 9,000,000 common shares at any time, subject to the following: No holder of the shares of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.9% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 days after the date of such notice).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

Accounts Payable- Related Party

The Company receives advances of money from, Corporate Strategies LLC (CS, LLC), at zero percent interest for working capital purposes. CS, LLC subleases office space to the Company on a month-to-month lease. When the Company is short of cash, CS, LLC will cover the Company’s rent which the Company accounts for as a related party accounts payable. CS, LLC is a related party to the Company through the VIP Members' former President, Timothy J. Connolly, who is the sole officer of CS, LLC. Moreover, the current president E. Sean Connolly is the son of Timothy J. Connolly. The Company’s related party accounts payable balances at September 30, 2013 and December 31, 2012 were $72,474 and $48,005. CS, LLC has agreed to a total line of credit of $125,000 for use by the Company. This amount includes all sums advanced through December 31, 2013 as well as approximately $50,000 for expenses of the Company which may be incurred from January 1, 2014 through December 31, 2014.

Sub-lease of office space

The Company currently sub-leases office space from Corporate Strategies, LLC who is a related party to the Company’s former president Timothy J. Connolly. The Company shares office space with Corporate Strategies, LLC.

Director Independence

At this time we do not have a policy that our directors or a majority are independent of management. As of the date of this Prospectus, we have two directors. It is our intention to implement a policy in the future that a majority of the Board member be independent of our management as the members of the board of director’s increases after implementation of our business plan. A director is considered independent if the Board affirmatively determines that the director (or an immediate family member) does not have any direct or indirect material relationship with us or our affiliates or any member of our senior management or his or her affiliates. The term “affiliate” means any corporation or other entity that controls, is controlled by, or under our common control, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity. The term “immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the director’s home.

Committees: Audit Committee Financial Expert.

The Company does not currently have an Audit Committee.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, both $0.00001 par values per share. As of October 18, 2013, there were 9,825,000 outstanding shares of common stock and 225,000 outstanding shares of Series A Preferred Stock. Set forth below is a description of certain provisions relating to our capital stock.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

Of the 5,000,000 authorized shares of preferred stock, the Company has designated 400,000 shares as Series A Preferred Stock which, subject to limitations, can be converted at any time into 40 common shares for each preferred share. In the event of a voluntary or involuntary liquidation, Series A Preferred Stockholder are entitled to a pro rata distribution after payment of liabilities. Series A Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to $1.00 per share of Series A Preferred Stock, plus all declared and unpaid dividends thereon, for each share of Series A Preferred Stock held by them. Shares of Series A Preferred Stock shall vote together and not as separate classes and each share of Series A Preferred Stock shall be entitled to a vote equivalent to 1 share of common stock provided however, any reverse split of the Company's Common Stock shall require a majority vote of the holders of the Series A Preferred Stock voting as a separate class.

No holder of the shares of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.9% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 days after the date of such notice).

Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future

Anti-Takeover Effects Of Provisions of the Articles of Incorporation Authorized and Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or private offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company’s Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a material interest, in the registrant or any of its parents or subsidiaries.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws include an indemnification provision under which we have agreed to indemnify our directors and officers and hold them harmless from and against claims arising from or related to acts or omissions while a director or officer of the Company, including costs and legal expenses, to the fullest extent permitted by Nevada Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2012 and 2011 have been audited by Terry L. Johnson, CPA . The reports of Terry L. Johnson, CPA are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion solely regarding validity of the shares offered herein has been provided by Robert J. Huston III and has been filed with the Registration Statement.

DESCRIPTION OF BUSINESS

Corporation Organization

VIP Loyalty Corp. is a Nevada corporation, which was formed on February 23, 2012.

Business of the Company

VIP Loyalty Corp. (the “Company”) is a development stage company, organized with a business plan to provide small to medium sized businesses with a customer loyalty program that utilizes SMS messaging technology and email to create a personalized conversation between merchants and their clients, in order to create more business.

VIP Loyalty Corp. was incorporated in the State of Nevada on February 23, 2012. On June 30, 2012, the Company acquired all of the issued and outstanding shares of capital stock of VIPMEMBERS Corporation, a Nevada corporation (“VIP Members”), which was formed on October 20, 2010. VIP Members is now a wholly owned subsidiary of the Company. VIPMEMBERS Corporation's assets include the “Un-Coupon”, which is an exclusive patent pending customer loyalty program, designed, copyrighted, and trademarked by VIP Members that does not use highly discounted, prepaid paper coupons to entice new customers to a business. Through the use of SMS technologies, email, and social media, VIP Members provides businesses with tools to communicate with their clientele in a simple, yet personalized, manner. VIP Members gives these businesses the ability to treat all of their loyal customers like “VIP’s”. The core value proposition of VIP Members is identifying each VIP’s preferences and desire for recognition and special treatment from the businesses they choose to frequent. This VIP recognition and the unique relationship created between the customer and the merchant is the vital foundation for many successful businesses. The VIP Members system delivers highly personalized text messages and emails to the VIP Merchant’s existing customers, engaging them with once or twice weekly offers called VIP Member Perks. These VIP Member Perks are based on their previous purchases and preferences.

VIPMEMBERS Corporation  is a sharply focused, preference and permission based marketing service that works automatically on any mobile device, does not require downloading an app, and can save businesses literally thousands of dollars monthly in advertising costs. There are no written forms for customers or wait staff to fill out, and loyal customers opt-in to their favorite retailer’s VIP Members loyalty program with a simple text message. VIP Members will then receive personalized messages on their mobile phone with the special offers, free favorite menu items or drinks, timely information, and offers from trusted businesses that already have a proven relationship with the customer. Businesses who have signed on to become VIP Merchants will pay a monthly, or quarterly, fee in advance.

VIP Loyalty Corp. has developed a similar approach for the healthcare industry, called VIP Patients. VIP Patients utilizes SMS messages and emails to create a line of communication between the healthcare providers and their patients. Through the use of our software, Doctors and other members of the healthcare community will be able to reach their patients in a quick, simple fashion. Whether it is to remind a patient of an upcoming appointment, or to let patients know that there are appointment times available, Doctors will be able to use VIP Patients to reach their clientele easily and efficiently. Patients will receive messages from their physicians regarding treatment, health tips, etc. VIP Patients not only saves members of the healthcare community time, but it also makes the process of scheduling appointments easier for patients. VIP Patients provides a real-time tool to assist patients with reminders for their medications, as well as prescribed treatments and health tips. Pricing for VIP Patients is structured exactly like VIP Members. VIP Loyalty Corp. owns www.vip-patients.com and www.vip-patients.net.

The Market

The market for the Company's services ranges from small to medium size businesses, as well as clinics and hospitals of all sizes. Businesses who need a way to reach their clientele in an efficient, cost-effective manner are perfect candidates. The Company can provide a way for these businesses to reach their customers without facing the  significant costs associated with traditional advertising.

Competition

The competitive market for VIP Members consists of daily deal sites, such as Groupon, Living Social, Urban Dealight, and other similar companies. We believe their model is fundamentally damaging to business brands and the profitability of the merchant in general. In fact,  some companies that use their services end up losing money on the promotions. Prepaid coupons may even create liabilities for refunds, as well as delays for customers receiving their money. VIP Members does not use or believe in prepaid couponing of any kind. Our fundamental philosophy is that businesses make money, not lose it. We have designed VIP Members so that a merchant can use it as a tool to generate more business, and more importantly, make money in the process.

Need For Additional Capital To Finance Operations

The Company needs to locate investment capital sources and raise privately $1,000,000 before it can initiate a Direct Marketing Campaign for its first product. These funds will be used for product testing, product manufacture, video production, air time purchase, and operation of the initial Marketing Campaign, and for overhead expenses and working capital.

In total over the next 12 months, the Company estimates it will need approximately $1,000,000 in additional debt or equity capital, in order to meet short term liquidity requirements and carry forward its business plan. Management projects such funds, if available, will be expended as follows:

Estimated for Expenses to meet Public Reporting
Requirements	$50,000
Purchase Media	$330,000
Advertising	$400,000
Operations	$220,000
Total	$1,000,000

The source and availability of such capital, and whether it can be obtained, and obtained on commercially reasonable terms, is uncertain at this date.

Going Concern Qualification

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations so far during its current development stage as a result of its investment in leasehold fixtures and equipment necessary to implement its business plan, and its funding of staff who have undertaken to set up the various contractual relationships with 3rd party contractors, and have identified the first products to be marketed. For the period from inception to September 30, 2013, the Company incurred a net loss of approximately $555,992. The Company is dependent on obtaining additional working capital in order to continue to implement its business plan and initiate its first product campaign, and the source, availability and terms for such additional capital are uncertain at this date. If such additional capital is not obtained, and/or if the products selected for marketing prove to be unsuccessful, the Company may fail and be unable to continue as a going concern.

The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. This need for additional capital and the uncertainty of obtaining such capital, along with other factors, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs, which we estimate at a minimum of $1,000,000.

Patents, Trademarks, Copyrights

The Company currently has a Patent Pending with the U.S. Patent and Trademark Office, represented by Application No. 13/425961 for a “System and Method for Implementing Membership Program”. In addition, we intend to rely on a combination of copyright and trade secrets as well as confidentiality procedures and contractual provisions to protect our proprietary technology. We will rely on copyright laws to protect copy on our website and all marketing materials. We have registered several Internet domain names related to our business in order to protect our proprietary interests, including but not limited to vipmembers.com, vippatients.com, theungroup.com and theuncoupon.com.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our brand and reputation, or our ability to complete. Also, protecting our intellectual property rights could be costly or time consuming.

Regulatory

The Company’s industry is not regulated by any government agencies

Employees

The Company has three (3) part-time employees but will use independent contractors for all other financial and administrative needs.

Properties

Our offices are located at 123 North Post Oak Lane, Suite 440, Houston, TX 77024

Litigation

None.

Reports to Security Holders

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. The public may also read and copy materials at the Public Reference Room of the SEC at 100 F Street, NE, Washington DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us addressed to us at:

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

·our future operating results;
·our business prospects;
·our contractual arrangements and relationships with third parties;
·the dependence of our future success on the general economy;
·our possible future financings; and
·The adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in our financial statements and notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations". We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading "Risk Factors".

Summary and Outlook of the Business

The Company is a development stage company with plans to conduct a business engaged in a customer loyalty program, designed, copyrighted and trademarked by VIP Members that provides businesses with tools to communicate with their clientele that does not use highly-discounted, prepaid coupons to entice new customers to its business and rewards existing customers as well. The Company has not marketed its product yet, and will not be able to do so until it obtains additional working capital. The potential sources, availability and terms for such additional working capital are unknown at this time. If the Company is unable to obtain additional working capital it will not be able to implement its business plan.

The Company was formed in 2010. The Company has a net loss of approximately $555,992 from inception to September 30, 2013. To date management has been able to finance the initial phase of implementation of the Company’s business plan via private placements of its common stock and the issuance of debt. Management plans to initiate and grow the Company’s business of providing customer loyalty programs to various business enterprises provided we are able to obtain the necessary capital.

Revenues

The Company has recorded zero revenue since inception.

Operating Expenses

For the three months ended September 30, 2013 and 2012

In the three months ended September 30, 2013, the Company incurred minimal expenses in the development of its business plan. The Company incurred general and administrative expenses of $12,447 in the three months ended September 30, 2013 compared to $27,658 in the three months ended September 30, 2012 which was a decrease of $15,211. The decrease was due to less website and development costs. The Company incurred professional fees of $7,000 in the three months ended September 30, 2013 compared to $6,566 in the three months ended September 30, 2012. The Company’s professional fees are made up mainly of accounting and legal fees related to this registration statement.

For the nine months ended September 30, 2013 and 2012

In the nine months ended September 30, 2013, the Company incurred minimal expenses in the development of its business plan. The Company incurred professional fees of $7,821 in the nine months ended September 30, 2013 compared to $24,051 in nine months ended September 30, 2012.The Company’s professional fees are made up mainly of accounting and legal fees related to this registration statement.

For the years ended December 31, 2012 and 2011

For the years ended December 31, 2012 and 2011 the Company had general and administrative expenses of $118,398 and $172,115 which was a decrease of $53,717. The decrease was primarily due to travel and advertising costs.

For the years ended December 31, 2012 and 2011 the Company had website and advertising expenses in the amounts of $ 80,836 and $88,008, which was a decrease of $7,172. The decrease was minimal. The Company had non-cash expenses related to the issuance of shares for services totaling $62,511 and $0 for the years ended December 31, 2012 and 2011. The non-cash expenses were related to the development and advertising for the website. These non-cash expenses of $62,51 1 were included in the advertising expenses noted previously for the year ended December 31, 2012.

For the years ended December 31, 2012 and 2011, the Company had travel expenses of $2,402 and $24,796 which was a decrease of $22,394. The Company had to conserve funds in 2012 and therefor did less traveling.

For the year ended December 31, 2012, the Company had professional fees of $31,551 compared to $21,137 in 2011, resulting in an increase of $10,414. The increase was from additional accounting and legal fees related to the Form S-1 filing.

For the years ended December 31, 2012 and 2011, the Company realized and recorded a loss on the sale of marketable securities of $0 and $173,080. In March of 2011, an investor contributed marketable securities to VIPMEMBERS CORP for the issuance of 750 shares of common stock which were later exchanged for 900,000 common shares in the Company. The fair market value of the marketable securities on the date of contributions was $294,700. In 2011, the Company sold all the securities contributed for $121,620.

Going Concern

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations so far during its current development stage as a result of its investment necessary to create its business plan and negotiate product licensing arrangements and 3rd party contractor arrangements for telephone sales and product fulfillment. For the period from inception to September 30, 2013, the Company incurred a net loss of approximately $555,992. The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations by securing additional working capital and implementing its business plan. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company plans to operate. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Assurances cannot be given that adequate financing can be obtained to meet our capital needs, which we estimate $1,000,000. If we are unable to generate profits and to continue to obtain financing to meet our working capital requirements, we may have to sharply curtail implementation of our business plan or cease operations altogether.

Management has been able, thus far, to finance the losses and the expenses of the implementation of the Company’s business plan through this date, by private placements of its common stock and loans. The Company does not currently have, nor has it had, business revenues.

Liquidity and Capital Resources

The Company is currently illiquid. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, as well as successful implementation of its business plan which contemplates generating revenues through initiation of several Direct Response Marketing campaigns for specific products. Since its inception, the Company has been funded by its Chairman and, Chief Executive Officer, Board members and persons related to or acquainted with these. To remedy the current deficiency in our liquidity position, we plan to raise additional capital through additional private equity offerings, and perhaps private debt placement. Whether we will be successful in obtaining additional capital, or obtaining such capital on commercially reasonable terms, and whether we can begin to generate and then significantly increase revenues, is uncertain.

For the nine months ended September 30, 2013

As of September 30, 2013, total current assets were 8,739, which consisted of $8,724 in cash and $15 in prepaids.

As of September 30, 2013, total current liabilities were $77,474, which consisted of $5,000 in accounts payable and $72,474 in accounts payable to related party.

During the nine months ended September 30, 2013 and 2012, net cash used by operating activities was $9,068 (2012: $46,752), which consisted  of increase in accounts payable of $3,010 (2012: $33,129), increase in accounts payable to related party of $24,469 (2012: $33,135), and decrease in prepaids of $8 (2012: increase of $23)

For the year ended December 31, 2012 and 2011

As of December 31, 2012, total current assets were $17,815, which consisted of $17,792 of cash and $23 of prepaid expenses. As of December 31, 2011, total current assets were $1,410, which consisted of $1,410.

As of December 31, 2012, total current liabilities were $49.995, which consisted of $49,995 of accounts payable and accrued expenses. As of December 31, 2011, total current liabilities were $21,197, which consisted of $21,197 of accounts payable and accrued expenses.

During the year ended December 31, 2012, net cash used by operating activities was $58,618. For the year ended December 31, 2011, net cash used by operating activities was $348,290.

Cash flows from financing activities represented the Company's principal source of cash for the for the year ended December 31, 2012, were $75,000 consisting of $75,000 in proceeds from the private sale of common shares. Cash flows from financing activities for the year ended December 31, 2011 were $344,700 consisting of $50,000 in proceeds from the private sale of common shares and $294,700 from marketable securities transferred to the Company for common shares.

Set forth below is a table indicating the amount from loans and the cash amounts from Private placement of common stock and preferred stock, received by the Company from inception to October 18 2013, with the identity of each lender or share purchaser set forth. The Company has no commitments from such persons for further funding, and it is unknown whether such persons might lend further sums or purchase additional share in the Company if needed in the future.

		Common	Preferred
		Shares	Series A Shares	Amount
Name	Address	Purchased	Purchased	Paid	Price	Consideration
Timothy J. Connolly	123 North Post Oak Lane Suite 440, Houston TX 77024	-	225,000	$5,000	$0.022	Cash
Mike Sutton	10806 Briar Branch Lane Houston TX 77029	900,000	-	$50,000	$0.055	Cash
Dr. Robert Zayas	25329 I45 North Suite B Spring TX 77380	2,250,000	-	$75,000	$0.033	Cash
		3,150,000	225,000	$130,000

In each case the recipients of the above shares were accredited investors, and the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. All shares were issued with a restrictive legend.

Critical Accounting Policies

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. Although the Company has recognized some nominal amount of income since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at September 30, 2013.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

There were no potentially dilutive shares outstanding as of September 30, 2013.

Marketable Securities

Marketable securities included in other current assets are stated at the lower of cost or market using marked-to-market valuation.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue will be recognized at the time a product is shipped. Provision for sales returns will be estimated based on the Company's historical return experience.

Revenue is presented net of returns.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their

Net Income (Loss) Per Common Share

Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period. Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock. There were 225,000 shares of preferred stock that potentially could be converted into 9,000,000 common shares at September 30, 2013 and December 31, 2012. A diluted earnings per share calculation was not presented in the financials because the Company has a net loss for the nine months ended September 30, 2013 and for the years ended December 31, 2012 and 2011.

Income Taxes

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation. ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model. ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity. The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Off-Balance Sheet Arrangements

None.

Recent Accounting Pronouncements

In September 2009, Accounting Standards Codification ("ASC") became the source of authoritative GAAP recognized by the Financial Accounting Standards Board ("FASB") for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for registrants.

DESCRIPTION OF PROPERTY

 The Company currently occupies office space on the fourth floor, Suite 440 of the American Productivity Center Building, 123 North Post Oak Lane, Houston, Texas 77024. The Company signed a month-to-month sub-lease with Corporate Strategies, LLC, a related party entity, which started November 1, 2010 for $1,580 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to majority stockholder and Chief Executive Officer for compensation at December 31, 2012 and December 31, 2011 consisted of the following:

	September 30, 2013	December 31, 2012	December 31, 2011

E. Sean Connolly	$-0-	$-0-	$-0-

Dr. Robert Zayas	$-0-	$-0-	$-0-
	$-0-	$-0-	$-0-

EXECUTIVE COMPENSATION

Overview

The following is a discussion of our program for compensating our named executive officer and directors. Currently, we do not have a compensation committee, and as such, our board of directors, which comprised of our executive officers, are responsible for determining the compensation of our executive officers, and thus in effect sets their own compensation.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executive possible, to assure that our executive is compensated effectively in a manner consistent with our strategy and competitive practice and to align executive compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of our named executive officer, including the particular background and circumstances, such as training and prior relevant work experience, success in attracting and retaining savvy and technically proficient managers and employees, increasing revenues, broadening product line offerings, and managing costs.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our Chief Executive Officer. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officer consists primarily of base salary. There is no retirement plan, long-term incentive plan or other such plans. We have not yet obtained a revenue stream with which to fund employee salaries and bonus plans. The base salary we provide is intended to equitably compensate the named executive officer based upon the level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the nine months ended September 30, 2013, and for the years ended December 31, 2012, and 2011 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Operating Officer (COO)/Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Robert Zayas	2013	-	-	-	-	-	-	-	-
CEO	2012	-	-	-	-	-	-	-	-
	2011	-	-	-	-	-	-	-	-

E. Sean Connolly	2013	-	-	-	-	-	-	-	-
CFO	2012	-	-	-	-	-	-	-	-
	2011	-	-	-	-	-	-	-	-
		-
Alison Kratish	2013	-	-	-	-	-	-	-	-
Secretary	2012	-	-	-	-	-	-	-	-
	2011	-	-	-	-	-	-	-	-

Employment Agreements

We have no employment agreements.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to the named executive officers.

Perquisites

Historically, we have not provided our named executive officer with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we will compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

COMPENSATION OF DIRECTORS

Director Compensation for all periods was zero.

The Company has not adopted a “Plan” for compensation of directors in the future, other than this annual review of the contributions by each member of the Board to the Company’s business for each year, and consideration of fair compensation for such contributions, with the subject Board member abstaining from any vote upon proposals for compensation to the Board member for serving on the Board.

There is no standard compensation arrangement for serving on the Board of Directors, and no member of the Board has any different or special compensation arrangement for his service on the Board.

We did not have a compensation committee during the nine months ended September 30, 2013 or for the years ended December 31, 2012 and 2011.

VIP LOYALTY CORP
CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2013	2012
		(Restated)
Assets:
Current Assets
Cash	$8,724	$17,792
Prepaids	52,772	77,770

Total Current Assets	61,496	95,562

Total Assets	$61,496	$95,562

Liabilities:
Current Liabilities
Accounts Payable	$5,000	$1,990
Accounts Payable- Related Party	72,474	48,005

Total Current Liabilities	77,474	49,995

Stockholders' Equity (Deficit):
Preferred Stock: par value $.00001
authorized 5,000,000 shares, Issued 225,000 shares	2	2
Common Stock: par value $.00001, authorized
100,000,000 shares, Issued 9,825,000 shares	98	98
Additional Paid in Capital	587,117	587,117
Deficit Accumulated During the Development Stage	(603,195)	(541,650)
Total Stockholders' Deficit	(15,978)	(45,567)

Total Liabilities and Stockholders' Deficit	$61,496	$95,562

The accompanying notes are an integral part of these financial statements.

VIP LOYALTY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(A Development Stage Company)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended		From Inception (October 20, 2010) to
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013
Revenues	$-	$-	$-	$-	$-
Costs of Services	-	-	-	-	-

Gross Margin	-	-	-	-	-

Operating Expenses:
General and Administrative	20,7807	38,768	53,724	96,351	369,611
Professional Fees	7,000	6,566	7,821	24,051	60,509
Operating Expenses	27,780	45,334	61,545	120,402	430,120

Operating (Loss)	(27,780)	(45,334)	(61,545)	(120,402)	(430,120)

Other Income (Expense):
Other Income	-	-	-	-	5
Loss on Sale of Marketable Securities	-	-	-	-	(173,080)
	-	-	-	-	(173,075)

Loss Before Taxes	(27,780)	(45,334)	(61,545)	(120,402)	(603,195)

Income Tax	-	-	-	-	-

Net Loss	$(27,780)	$(45,334)	$(61,545)	$(120,402)	$(603,195)

Loss per Share, Basic &
Diluted	$(0.01)	$(0.00)	$(0.01)	$(0.03)

Weighted Average Shares
Outstanding	9,825,000	9,825,000	9,825,000	3,400,832

The accompanying notes are an integral part of these financial statements.

VIP LOYALTY CORP
STATEMENTS OF CASH FLOWS
(A Development Stage Company)
(Unaudited)

			From
			Inception
			(October 20,
	For the Nine Months Ended		2010) to
	September 30,		September 30,
	2013	2012	2013
CASH FLOW FROM OPERATING ACTIVITES:
Net Loss for the Period	$(61,545)	$(120,402)	$(603,195)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued	24,998	73,644	109,745
Loss on sale of marketable securities	-	-	173,080
Changes in Operating Assets and Liabilities:
Increase (Decrease) in Accounts Payable- Related Party	24,469	33,135	72,474
Increase (Decrease) in Accounts Payable	3,010	(33,129)	5,000

Net Cash (Used) in Operating Activities	(9,068)	(46,752)	(242,896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Marketable	-	-	121,620
Net Cash Used by Investing Activities	-	-	121,620

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Proceeds from Issuance of Stock	-	75,000	130,000
Net Cash Provided by Financing Activities	-	75,000	130,000

Net (Decrease) Increase in Cash	(9,068)	28,248	8,724
Cash at Beginning of Period	17,792	1,410	-
Cash at End of Period	$8,724	$29,658	$8,724

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-	$-
Franchise and Income Taxes	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for marketable securities	$-	$-	$294,700

The accompanying notes are an integral part of these financial statements.

VIP LOYALTY CORP
(A Development Stage Company)
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

VIP LOYALTY CORP (the “Company”) was incorporated in the state of Nevada on February 23, 2012. On June 30, 2012 the Company executed a share exchange agreement with VIPMEMBERS Corporation whereby the Company acquired 100% of the outstanding stock of VIPMEMBERS Corporation which consisted of 7,500 shares of preferred stock and 2,250 shares of common stock in exchange for 225,000 shares of Series A Preferred Stock and 2,700,000 shares of common stock.  As a result of the share exchange, VIPMEMBERS Corporation became a wholly owned subsidiary of the Company, further referenced in Note 4. VIPMEMBERS Corporation was incorporated in the State of Nevada on October 20, 2010. The Company is the creator of the “UN-Coupon”, the free, easy, and green method of receiving exclusive VIP Member Perks from your favorite hotels, restaurants and retailers via personalized text messages and emails sent to your cell phone.

We have decided to take advantage of the exemptions provided to emerging growth companies under the JOBS Act and as a result our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

Principle of Consolidation

The accompanying consolidated financial statements include all of the accounts of VIP LOYALTY CORP and VIPMEMBERS CORP as of September 30, 2012 and December 31, 2012, for the period then ended, and for the period from October 20, 2010 (inception) through September 30, 2013. All inter-company balances and transactions have been eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. Although the Company has recognized some nominal amount of income since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments (continued)

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2012.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes computer equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of September 30, 2013 and December 31, 2012.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

At September 30, 2013 and December 31, 2012 the Company had 225,000 Series A Preferred Shares that could potentially be converted into 9,000,000 common shares.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Marketable Securities

Marketable securities included in other current assets are stated at the lower of cost or market using marked-to-market valuation.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In June 2011, the FASB amended the ASC to increase the prominence of the items reported in other comprehensive income. Specifically, the amendment to the ASC eliminates the option to present the components of other comprehensive income as part of the statements of shareholders’ equity. The amendment must be applied retrospectively and is effective for fiscal years and the interim periods within those years, beginning after December 15, 2011.

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, ''Technical Corrections and Improvements" in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently issued accounting pronouncements (continued)

Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements, establishes standards for accounting for non-controlling interest, sometimes called a minority interest, which is that portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. FAS 160 requires that the minority portion of equity and net income/loss from operations of consolidated entities be reflected in the financial statements. The Company previously adopted FAS 160 and has reflected the impact in the accompanying consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit during the development stage of $603,195 at September 30, 2013 and had a net loss of $61,545 and net cash used in operating activities of $9,068 for the nine months ended September 30, 2013.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues. If we cannot operate profitably, you could lose your entire investment. We may not generate sufficient revenues in the next twelve months to become profitable and therefore will have to rely solely on the cash we raise from the private sale of debt or equity securities. Our ability to privately sell our securities is uncertain, as are the future terms upon which they might be sold.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHARE EXCHANGE

On June 30, 2012 the Company executed a share exchange agreement with VIPMEMBERS Corporation whereby the Company acquired 100% of the outstanding stock of VIPMEMBERS Corporation which consisted of 7,500 shares of preferred stock and 2,250 shares of common stock in exchange for 225,000 shares of Series A Preferred Stock and 2,700,000 shares of common stock. As a result of the exchange, VIPMEMBERS Corporation became a wholly owned subsidiary of the Company.

The 2,700,000 shares issued to the four founding officers in exchange for 2,250 shares in VIPMEMBERS Corporation were valued at par $0.00001 which resulted in an expense of $27. These four founding officers of the Company are the same founding officers of VIPMEMBERS Corporation. It should be noted that the Company was incorporated for the sole purpose of merging with VIPMEMBERS Corporation. It is management’s opinion that the shares issued to these four founding officers in exchange for their shares in VIPMEMBERS Corporation, pursuant to the share exchange agreement on June 30, 2013, should be valued as founder shares at par $.00001.

NOTE 5 – LOSS ON MARKETABLE SECURITIES

In March of 2011, an investor contributed marketable securities to VIPMEMBERS Corporation for the issuance of 750 shares of common stock which were later exchanged for 900,000 common shares in the Company pursuant to the executed share exchange agreement described in Note 4. The fair market value of the marketable securities received totaled $294,700. The fair market value was calculated using the closing stock price of the contributed securities on the date they were transferred into the Company’s investment bank account.  Management was of the opinion that the contributed securities would not be beneficial to hold as a long term investment and therefor sold all of the contributed securities throughout the second half of 2011 for a total of $121,620. For the years ended December 31, 2012 and 2011, the Company realized and recorded a loss on the sale of marketable securities of $0 and $173,080. The loss is shown in the statement of operations from inception October 20, 2010 to September 30, 2013 column.

NOTE 6 – COMMITMENTS & CONTIGENCIES

Lease

The Company currently occupies office space on the fourth floor, suite 440 of the American Productivity Center Building, 123 North Post Oak Lane, Houston, Texas 77024. The Company signed a month to month sub-lease with Corporate Strategies, LLC, a related party entity, which started November 1, 2010 for $1,580 per month.

NOTE 7 – RELATED PARTY TRANSACTIONS

Accounts Payable- Related Party

The Company advances money to and from, Corporate Strategies LLC (CS, LLC), at zero percent interest for working capital purposes. CS, LLC subleases office space to the Company on a month-to-month lease. When the Company is short cash, CS, LLC will cover the Company’s rent which the Company accounts for as a related party accounts payable. CS, LLC is a related party to the Company through the VIP Members' former President, Timothy J. Connolly, who is the sole officer of CS, LLC. Moreover, the current president E. Sean Connolly is the son of Timothy J. Connolly. The Company’s related party accounts payable balances at September 30, 2013 and December 31, 2012 were $72,474 and $48,005.

Sub-lease of office space

The Company currently sub-leases office space from Corporate Strategies, LLC who is a related party to the Company’s former president Timothy J. Connolly. The Company shares an office with Corporate Strategies, LLC. The terms of the sub-lease are described in note 6.

NOTE 8 – CAPITAL STOCK

Preferred Stock

The subsidiary VIPMEMBERS Corporation, was incorporated on October 20, 2010 at which time it was authorized to issue 10,000 shares of preferred stock with a par value of $0.001.

On October 31, 2010, VIPMEMBERS Corporation designated 7,500 shares of preferred stock as Series A Preferred Stock which has a 1 to 1,200 conversion rate.

On October 31, 2010 VIPMEMBERS Corporation issued 7,500 shares of Series A Preferred Stock to Timothy J. Connolly for his consideration of cash in the amount of $5,000.

On February 23, 2012 the Company was incorporated at which time it was authorized to issue 5,000,000 shares of preferred stock with a par values of $0.00001 per share. The financials have been adjusted to account for the change in par value.

On April 26, 2012, the Company designated 400,000 shares of its 5,000,000 authorized preferred shares as convertible Series A Preferred Stock which each share can be converted into  one (1)  common share at anytime, subject to limitations. Shares of Series A Preferred Stock shall vote together and not as separate classes and each share of Series A Preferred Stock shall be entitled to a vote equivalent to one share of common stock ; provided however, any reverse split of the Company's Common Stock shall require a majority vote of the holders of the Series A Preferred Stock voting as a separate class.

No holder of the shares of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.9% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 days after the date of such notice).

On June 30, 2012, the Company issued 225,000 shares of Series A Preferred Stock in exchange for 7,500 shares of preferred stock in VIPMEMBERS CORP per the share exchange agreement described in note 4.

On December 31, 2013, the former CEO of VIPMEMBERS Corporation, Tim Connolly, sold his 225,000 shares of Series A preferred stock to the CEO of the Company, Sean Connolly, for a $200,000 secured promissory note, with interest at 6% per annum, principal and interest due in 3 years.

NOTE 8 – CAPITAL STOCK (continued)

Common Stock

On October 20, 2010 the subsidiary, VIPMEMBERS CORP, was incorporated at which time it was authorized to issue 10,000 shares of common stock with a par values of $0.001 per share.

In the year ended December 31, 2010, VIPMEMBERS CORP issued 750 shares of common stock to Timothy J. Connolly, a founding officer, for services associated with start- up. The shares were valued at par $.001.

In the year ended December 31, 2011, VIPMEMBERS CORP issued 1,500 shares of common stock of which 750 shares were for $50,000 cash and 750 shares were for contributed marketable securities which had a fair value at the date of contribution of $294,698.

On February 23, 2012 the Company was incorporated, at which time it was authorized to issue 100,000,000 shares of common stock with a par value of $0.00001 per share.

In the year ended December 31, 2012, the Company issued 9,490,000 shares of common stock of which 2,250,000 shares were for $75,000 cash, 3,000,000 shares were to three officers for three years of services starting May 1, 2012, 2,700,000 shares were to four founding officers in exchange for 2,250 shares in VIPMEMBERS CORP, and 1,875,000 shares were for services. The 3,000,000 shares issued to officers of the Company for three years services were valued at $0.03333, the share price paid by cash investors, which resulted in a prepaid expense of $77,770 and a compensation expense of $22,220 as of December 31, 2012.  In the nine months ended September 30, 2013, the Company recognized $24,997 of compensation expense previously recorded as prepaids. The 2,700,000 shares issued to the four founding officers in exchange for 2,250 shares in VIPMEMBERS Corporation. were valued at par $0.00001 which resulted in an expense of $27. These four founding officers of the Company are the same founding officers of VIPMEMBERS Corporation. It should be noted that the Company was incorporated for the sole purpose of merging with VIPMEMBERS Corporation. It is management’s opinion that the shares issued to these four founding officers in exchange for their shares in VIPMEMBERS Corporation, pursuant to the share exchange agreement on June 30, 2013, should be valued as founder shares at par $.00001.  The 1,875,000 shares issued to non-related third party consultants for services completed before December 31, 2012 were valued at the share price paid by cash investors, $.03333, which resulted in an expense of $62,499.

In the nine months ended September 20, 2013, the Company issued no shares.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined thatno other material subsequent events exist.

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that other than listed below, no other material subsequent events exist.

1.
In January of 2014, the Company amended its articles of incorporation with the state of Nevada to change the Series A Preferred Stock voting rights. They will continue to vote together with the common stockholders. The amendment changed the conversion rate from 1 to 100,  to 1 to 1. Therefore, one share of Series A preferred stock has a vote equivalent to one share of common stock.

2.
On December 31, 2013, the Company entered into an unsecured line of credit agreement with Corporate Strategies LLC, (CS, LLC), whereby the Company will be extended a maximum of $125,000 for the next twelve months. This will include all advances previously made by the lender which as of December 31, 2013 totaled $73,500. The line of credit will bear interest of 6% per annum and will be due in full on April 1, 2015.

3.
Both the Company’s Chief Executive Officer, Sean Connolly, and the Company’s Secretary, Alison Kratish, resigned their positions as an officer and/or director of Texas Gulf Energy, Inc. and Corporate Strategies LLC on December 31, 2013.

4.
On December 31, 2013, the former CEO of VIPMEMBERS Corporation, Tim Connolly, sold his 225,000 shares of Series A preferred stock to the CEO of the Company, Sean Connolly, for a $200,000 secured promissory note, with interest at 6% per annum, principal and interest due in 3 years.

Terry L. Johnson, CPA
406 Greyford Lane
Casselberry, Florida 32707

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
VIP Loyalty Corp

I have audited the accompanying consolidated balance sheets of VIP Loyalty Corp as of December 31, 2012 and 2011 and the consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011 as well as from inception October 20, 2010 to December 31, 2012. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VIP Loyalty Corp as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years period ended December 31, 2012 and 2011 as well as from inception October 20, 2010 to December 31, 2012 are in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a minimum cash balance available for payment of ongoing operating expenses, has experienced losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Terry L. Johnson, CPA

Casselberry, Florida
February 15, 2014

VIP LOYALTY CORP
CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)
(Audited)

	(Restated)
	December 31,	December 31,
	2012	2011
Assets:
Current Assets
Cash	$17,792	$1,410
Prepaids	77,770	-

Total Current Assets	95,562	1,410

Total Assets	$95,562	$1,410

Liabilities:
Current Liabilities
Accounts Payable	$1,990	$20,888
Accounts Payable- Related Party	48,005	309

Total Current Liabilities	49,995	21,197

Stockholders' Equity (Deficit):
Preferred Stock: VIPMEMBERS par value $.001 authorized 10,000 shares, Issued 0 and 7,500 shares	-	8
Preferred Stock: VIP LOYALTY par value $.00001 authorized 5,000,000 shares, Issued 225,000 and 0 shares	2	-
Common Stock: VIPMEMBERS par value $.001 authorized 10,000 shares, Issued 0 and 2,250 shares	-	2
Common Stock: VIP LOYALTY par value $.00001 authorized 100,000,000 shares, Issued 9,825,000 and 0 shares	98	-
Additional Paid in Capital	587,117	349,692
Deficit Accumulated During the Development Stage	(541,650)	(369,488)
Total Stockholders' Deficit	45,567	(19,787)

Total Liabilities and Stockholders' Deficit	$95,562	$1,410

The accompanying notes are an integral part of these financial statements.

VIP LOYALTY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(A Development Stage Company)
(Audited)

			From Inception
			(October 20,
	For the Year Ended		2010) to
	December 31,		December 31,
	2012	2011	2012
	(Restated)		(Restated)
Revenues	$-	$-	$-
Costs of Services	-	-	-

Gross Margin	-	-	-

Operating Expenses:
General and Administrative	140,611	172,115	315,887
Professional Fees	31,551	21,137	52,688
Operating Expenses	172,162	193,252	368,575

Operating (Loss)	(172,162)	(193,252)	(368,575)

Other Income (Expense):
Other Income	-	5	5
Loss on Sale of Marketable Securities	-	(173,080)	(173,080)
	-	(173,075)	(173,075)

Loss Before Taxes	(172,162)	(366,327)	(541,650)

Income Tax	-	-	-

Net Loss	$(172,162)	$(366,327)	$(541,650)

Loss per Share, Basic & Diluted	$(0.01)	$(272.56)

Weighted Average Shares Outstanding	4,974,540	1,344

The accompanying notes are an integral part of these financial statements.

VIP LOYALTY CORP
CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIT
(A Development Stage Company)
(Audited)
(Restated)

	Common	Common	Preferred	Preferred	Additional Paid in	Deficit Accumulated During Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Preferred stock issued for cash	-	$-	7,500	$8	$4,992	$-	$5,000
Stock issued to founders	750	1	-	-	-	-	1
Net Loss from Inception
(October 20, 2010) to December 31, 2010	-	-	-	-	-	(3,161)	(3,161)
Balance December 31, 2010	750	1	7,500	8	4,992	(3,161)	1,840

Stock issued for cash	750	1	-	-	49,999	-	50,000
Stock issued for capital contribution of marketable securities	750	1	-	-	294,699	-	294,700
Rounding	-	(1)	-	-	1	-	-
Net Loss for the year	-	-	-	-	-	(366,327)	(366,327)
Balance December 31, 2011	2,250	2	7,500	8	349,691	(369,488)	(19,787)

Shares issued to founders in share exchange	2,700,000	27	225,000	2	(2)	-	27
Shares exchanged by founders	(2,250)	(2)	(7,500)	(8)	10	-	-
Shares issued for cash	2,250,000	23	-	-	74,977	-	75,000
Shares issued for services	4,875,000	48	-	-	162,441	-	162,489
Net loss for the year	-	-	-	-	-	(172,162)	(149,949)
Balance December 31, 2012	9,825,000	$98	225,000	$2	$587,117	$(541,650)	$(45,567)

The accompanying notes are an integral part of these financial statements.

VIP LOYALTY CORP
STATEMENTS OF CASH FLOWS
(A Development Stage Company)
(Audited)

	For the Twelve Months Ended		From Inception (October 20, 2010) to
	December 31,		December 31,
	2012	2011	2012
	(Restated)		(Restated)
CASH FLOW FROM OPERATING ACTIVITES:
Net Loss for the Period	$(172,162)	$(366,327)	$(541,650)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued	84,747	-	84,747
Loss on sale of marketable securities	-	173,080	173,080
Changes in Operating Assets and Liabilities:
Increase (Decrease) in Accounts Payable- Related Party	47,696	(2,851)	48,005
Increase (Decrease) in Accounts Payable	(18,899)	20,888	1,990

Net Cash (Used) in Operating Activities	(58,618)	(175,210)	(233,828)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	-	121,620	121,620
Net Cash Used by Investing Activities	-	121,620	121,620

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Proceeds from Issuance of Stock	75,000	50,000	130,000
Net Cash Provided by Financing Activities	75,000	50,000	130,000
Net (Decrease) Increase in Cash	16,382	(3,590)	17,792
Cash at Beginning of Period	1,410	5,000	-
Cash at End of Period	$17,792	$1,410	$17,792

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-	$-
Franchise and Income Taxes	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for marketable securities	$-	$294,700	$294,700

The accompanying notes are an integral part of these financial statements.

VIP LOYALTY CORP
(A Development Stage Company)
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011
(Restated)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

VIP LOYALTY CORP (the “Company”) was incorporated in the state of Nevada on February 23, 2012. On June 30, 2012 the Company executed a share exchange agreement with VIPMEMBERS Corporation whereby the Company acquired 100% of the outstanding stock of VIPMEMBERS Corporation which consisted of 7,500 shares of preferred stock and 2,250 shares of common stock in exchange for 225,000 shares of Series A Preferred Stock and 2,700,000 shares of common stock. As a result of the share exchange, VIPMEMBERS Corporation became a wholly owned subsidiary of the Company, further referenced in Note 4.   VIPMEMBERS Corporation was incorporated in the State of Nevada on October 20, 2010. The Company is the creator of the “UN-Coupon”, the free, easy, and green method of receiving exclusive VIP Member Perks from your favorite hotels, restaurants and retailers via personalized text messages and emails sent to your cell phone.

We have decided to take advantage of the exemptions provided to emerging growth companies under the JOBS Act and as a result our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

Principle of Consolidation

The accompanying consolidated financial statements include all of the accounts of VIP LOYALTY CORP and VIPMEMBERS Corporation as of December 31, 2012 and 2011, for the period then ended, and for the period from October 20, 2010 (inception) through December 31, 2012. All intercompany balances and transactions have been eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. Although the Company has recognized some nominal amount of income since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments (continued)

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2012.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes computer equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 31, 2012.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

At December 31, 2012 the Company had 225,000 Series A Preferred Shares that could potentially be converted into 9,000,000 common shares.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Marketable Securities

Marketable securities included in other current assets are stated at the lower of cost or market using marked-to-market valuation.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In June 2011, the FASB amended the ASC to increase the prominence of the items reported in other comprehensive income. Specifically, the amendment to the ASC eliminates the option to present the components of other comprehensive income as part of the statements of shareholders’ equity. The amendment must be applied retrospectively and is effective for fiscal years and the interim periods within those years, beginning after December 15, 2011.

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, ''Technical Corrections and Improvements" in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently issued accounting pronouncements (continued)

Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements, establishes standards for accounting for noncontrolling interest, sometimes called a minority interest, which is that portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. FAS 160 requires that the minority portion of equity and net income/loss from operations of consolidated entities be reflected in the financial statements. The Company previously adopted FAS 160 and has reflected the impact in the accompanying consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit during the development stage of $ 541,650 at December 31, 2012 and had a net loss of $172,162 and net cash used in operating activities of $58,618 for the year ended December 31, 2012.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues. If we cannot operate profitably, you could lose your entire investment. We may not generate sufficient revenues in the next twelve months to become profitable and therefore will have to rely solely on the cash we raise from the private sale of debt or equity securities. Our ability to privately sell our securities is uncertain, as are the future terms upon which they might be sold.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHARE EXCHANGE

On June 30, 2012 the Company executed a share exchange agreement with VIPMEMBERS Corporation whereby the Company acquired 100% of the outstanding stock of VIPMEMBERS Corporation which consisted of 7,500 shares of preferred stock and 2,250 shares of common stock in exchange for 225,000 shares of Series A Preferred Stock and 2,700,000 shares of common stock. As a result of the exchange, VIPMEMBERS Corporation became a wholly owned subsidiary of the Company.

The 2,700,000 shares issued to the four founding officers in exchange for 2,250 shares in VIPMEMBERS Corporation were valued at par $0.00001 which resulted in an expense of $27. These four founding officers of the Company are the same founding officers of VIPMEMBERS Corporation. It should be noted that the Company was incorporated for the sole purpose of merging with VIPMEMBERS Corporation. It is management’s opinion that the shares issued to these four founding officers in exchange for their shares in VIPMEMBERS Corporation, pursuant to the share exchange agreement on June 30, 2013, should be valued as founder shares at par $.00001.

NOTE 5 – LOSS ON MARKETABLE SECURITIES

In March of 2011, an investor contributed marketable securities to VIPMEMBERS Corporation for the issuance of 750 shares of common stock which were later exchanged for 900,000 common shares in the Company pursuant to the executed share exchange agreement described in Note 4. The fair market value of the marketable securities received totaled $294,700. The fair market value was calculated using the closing stock price of the contributed securities on the date they were transferred into the Company’s investment bank account. Management was of the opinion that the contributed securities would not be beneficial to hold as a long term investment and therefor sold all of the contributed securities throughout the second half of 2011 for a total of $121,620. For the years ended December 31, 2012 and 2011, the Company realized and recorded a loss on the sale of marketable securities of $0 and $173,080. The loss is shown in the statement of operations from inception October 20, 2010 to September 30, 2013 column.

NOTE 6 – COMMITMENTS & CONTIGENCIES

Lease

The Company currently occupies office space on the fourth floor, suite 440 of the American Productivity Center Building, 123 North Post Oak Lane, Houston, Texas 77024. The Company signed a month to month sub-lease with Corporate Strategies, LLC, a related party entity, which started November 1, 2010 for $1,580 per month.

NOTE 7 – RELATED PARTY TRANSACTIONS

Accounts Payable- Related Party

The Company advances money to and from, Corporate Strategies LLC (CS, LLC), at zero percent interest for working capital purposes. CS, LLC subleases office space to the Company on a month-to-month lease. When the Company is short cash, CS, LLC will cover the Company’s rent which the Company accounts for as a related party accounts payable. CS, LLC is a related party to the Company through the VIP Members' former President, Timothy J. Connolly, who is the sole officer of CS, LLC. Moreover, the current president E. Sean Connolly is the son of Timothy J. Connolly. The Company’s related party accounts payable balances at December 31, 2012 and 2011 were $48,005 and $309.

Sub-lease of office space

The Company currently sub-leases office space from Corporate Strategies, LLC who is a related party to the Company’s former president Timothy J. Connolly. The Company shares an office with Corporate Strategies, LLC. The terms of the sub-lease are described in note 6.

NOTE 8 – CAPITAL STOCK

Preferred Stock

The subsidiary VIPMEMBERS Corporation, was incorporated on October 20, 2010 at which time it was authorized to issue 10,000 shares of preferred stock with a par value of $0.001.

On October 31, 2010, VIPMEMBERS Corporation designated 7,500 shares of preferred stock as Series A Preferred Stock which has a 1 to 1,200 conversion rate.

On October 31, 2010 VIPMEMBERS Corporation issued 7,500 shares of Series A Preferred Stock to Timothy J. Connolly for his consideration of cash in the amount of $5,000.

On February 23, 2012 the Company was incorporated at which time it was authorized to issue 5,000,000 shares of preferred stock with a par values of $0.00001 per share. The financials have been adjusted to account for the change in par value.

On April 26, 2012, the Company designated 400,000 shares of its 5,000,000 authorized preferred shares as convertible Series A Preferred Stock which each share can be converted into  one (1)  common share at anytime, subject to limitations. Shares of Series A Preferred Stock shall vote together and not as separate classes and each share of Series A Preferred Stock shall be entitled to a vote equivalent to one share of common stock ; provided however, any reverse split of the Company's Common Stock shall require a majority vote of the holders of the Series A Preferred Stock voting as a separate class.

No holder of the shares of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.9% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 days after the date of such notice).

On June 30, 2012, the Company issued 225,000 shares of Series A Preferred Stock in exchange for 7,500 shares of preferred stock in VIPMEMBERS Corporation per the share exchange agreement described in note 4.

Subsequent to the filing period, on December 31, 2013, the former CEO of VIP MEMBERS Corporation, Tim Connolly, sold his 225,000 shares of Series A preferred stock to the CEO of the Company, Sean Connolly, for a $200,000 secured promissory note, with interest at 6% per annum, principal and interest due in 3 years.

Common Stock

On October 20, 2010 the subsidiary, VIPMEMBERS Corporation, was incorporated at which time it was authorized to issue 10,000 shares of common stock with a par values of $0.001 per share.

In the year ended December 31, 2010, VIPMEMBERS Corporation issued 750 shares of common stock to Timothy J. Connolly, a founding officer, for services associated with start up. The shares were valued at par $.001.

In the year ended December 31, 2011, VIPMEMBERS Corporation issued 1,500 shares of common stock of which 750 shares were for $50,000 cash and 750 shares were for contributed marketable securities which had a fair value at the date of contribution of $294,698.

NOTE 8 – CAPITAL STOCK (continued)

On February 23, 2012 the Company was incorporated, at which time it was authorized to issue 100,000,000 shares of common stock with a par value of $0.00001 per share.

In the year ended December 31, 2012, the Company issued 9,490,000 shares of common stock of which 2,250,000 shares were for $75,000 cash, 3,000,000 shares were to three officers for three years of services starting May 1, 2012, 2,700,000 shares were to four founding officers in exchange for 2,250 shares in VIPMEMBERS CORP, and 1,875,000 shares were for services. The 3,000,000 shares issued to officers of the Company for three years services were valued at $0.03333, the share price paid by cash investors, which resulted in a prepaid expense of $77,770 and a compensation expense of $22,220 as of December 31, 2012. The 2,700,000 shares issued to the four founding officers in exchange for 2,250 shares in VIPMEMBERS Corporation were valued at par $0.00001 which resulted in an expense of $27. These four founding officers of the Company are the same founding officers of VIPMEMBERS Corporation. It should be noted that Company was incorporated for the sole purpose of merging with VIPMEMBERS Corporation. It is management’s opinion that the shares issued to these four founding officers in exchange for their shares in VIPMEMBERS CORP, pursuant to the share exchange agreement on June 30, 2013, should be valued as founder shares at par $.00001. The 1,875,000 shares issued to non-related third party consultants for services completed before December 31, 2012 were valued at the share price paid by cash investors, $.03333, which resulted in an expense of $62,499.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that other than listed below, no other material subsequent events exist.

1.
In January of 2014, the Company amended its articles of incorporation with the state of Nevada to change the Series A Preferred Stock voting rights. They will continue to vote together with the common stockholders. The amendment changed the conversion rate from 1 to 100,  to 1 to 1. Therefore, one share of Series A preferred stock has a vote equivalent to one share of common stock.

2.
On December 31, 2013, the Company entered into an unsecured line of credit agreement with Corporate Strategies LLC, (CS, LLC), whereby the Company will be extended a maximum of $125,000 for the next twelve months. This will include all advances previously made by the lender which as of December 31, 2013 totaled $73,500. The line of credit will bear interest of 6% per annum and will be due in full on April 1, 2015.

3.
Both the Company’s Chief Executive Officer, Sean Connolly, and the Company’s Secretary, Alison Kratish, resigned their positions as an officer and/or director of Texas Gulf Energy, Inc. and Corporate Strategies LLC on December 31, 2013.

4.
On December 31, 2013, the former CEO of VIP MEMBERS Corporation, Tim Connolly, sold his 225,000 shares of Series A preferred stock to the CEO of the Company, Sean Connolly, for a $200,000 secured promissory note, with interest at 6% per annum, principal and interest due in 3 years.

NOTE 10 – RESTATEMENT OF FINANCIAL STATEMENTS

The Company has restated its balance sheet as of December 31, 2012, its consolidated statement of operations and consolidated statement of cash flows for the year ended December 31, 2012, and for the period from inception (October 20, 2010) to December 31, 2012, and its statements of stockholders’ equity to account for the change in valuation of the 3,000,000 shares issued to officers on May 1, 2012 for three years of services to be provided to the Company.

The 3,000,000 shares issued to officers of the Company were originally valued at par $.00001 but after further review of FASB no. 123, the Company revalued the shares at $.03333, which resulted in a prepaid expense of $77,770 and a compensation expense of $22,220 as of December 31, 2012. The shares to officers are for three years services starting on May 1, 2012. The Company has recognized the unearned portion of the contract as prepaid expense being the services are enforceable by a signed agreement. The portion of the contract earned has been recorded as compensation expense.

The following are originally recorded and restated balances as of December 31, 2012, for the year ended December 31, 2012 and for the period from inception (October 20, 2010) to December 31, 2012.

VIP LOYALTY CORP
CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)

	December 31, 2012
	Originally
Assets:	Reported	Restated	Difference
Current Assets
Cash	$17,792	$17,792	$-
Prepaids	23	77,770	77,747

Total Current Assets	17,815	95,562	77,747

Total Assets	$17,815	$95,562	$77,747

Liabilities:
Current Liabilities
Accounts Payable	$1,990	$1,990	$-
Accounts Payable- Related Party	48,005	48,005	-

Total Current Liabilities	49,995	49,995	-

Stockholders' Equity (Deficit):
Preferred Stock: VIPMEMBERS par value $.001
authorized 10,000 shares, Issued 0 and 7,500 shares	-	-	-
Preferred Stock: VIP LOYALTY par value $.00001
authorized 5,000,000 shares, Issued 225,000 and 0 shares	2	2	-
Common Stock: VIPMEMBERS par value $.001
authorized 10,000 shares, Issued 0 and 2,250 shares	-	-	-
Common Stock: VIP LOYALTY par value $.00001
authorized 500,000,000 shares, Issued 9,825,000 and 0 shares	98	98	-
Additional Paid in Capital	487,157	587,117	99,960
Deficit Accumulated During the Development Stage	(519,437)	(541,650)	(22,213)
Total Stockholders' Deficit	(32,180)	45,567	77,747

Total Liabilities and Stockholders' Deficit	$17,815	$95,562	$77,747

VIP LOYALTY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(A Development Stage Company)

				From Inception (October 20, 2010) to
	For the Year Ended December 31, 2012			to December 31, 2012
	Originally			Originally
	Reported	Restated	Difference	Reported	Restated	Difference
Revenues	$-	$-	$-	$-	$-	$-
Costs of Services	-	-	-	-	-	-

Gross Margin	-	-	-	-	-	-

Operating Expenses:
General and Administrative	118,398	140,611	22,213	293,674	315,887	22,213
Professional Fees	31,551	31,551	-	52,688	52,688	-
Operating Expenses	149,949	172,162	22,213	346,362	368,575	22,213

Operating (Loss)	(149,949)	(172,162)	(22,213)	(346,362)	(368,575)	(22,213)

Other Income (Expense):
Other Income	-	-	-	5	5	-
Loss on Sale of Securities	-	-	-	(173,080)	(173,080)	-
	-	-	-	(173,075)	(173,075)	-

Loss Before Taxes	(149,949)	(172,162)	(22,213)	(519,437)	(541,650)	(22,213)

Income Tax	-	-	-	-	-	-

Net Loss	$(149,949)	$(172,162)	$(22,213)	$(519,437)	$(541,650)	$(22,213)

Loss per Share, Basic &
Diluted	$(0.03)	$(0.03)	$-

Weighted Average Shares
Outstanding	4,974,540	4,974,540	-

VIP LOYALTY CORP
STATEMENTS OF CASH FLOWS
(A Development Stage Company)

	For the Year Ended December 31, 2012			From Inception (October 20, 2010) to December 31, 2012
	Originally			Originally
	Reported	Restated	Difference	Reported	Restated	Difference
CASH FLOW FROM OPERATING ACTIVITES:
Net Loss for the Period	$(149,949)	$(172,162)	$(22,213)	$(519,437)	$(541,650)	$(22,213)
Adjustments to reconcile net loss to net cash
used by operating activities:
Stock issued	62,557	84,747	22,190	62,557	84,747	22,190
Loss on sale of marketable securities	-	-	-	-	173,080	173,080
Changes in Operating Assets and Liabilities:
Increase (Decrease) in Accounts Payable- Related Party	47,696	47,696	-	48,005	48,005	-
Increase (Decrease) in Accounts Payable	(18,899)	(18,899)	-	1,990	1,990	-
Increase in Prepaids	(23)	-	23	(23)	-	23
Net Cash (Used) in Operating Activities	(58,618)	(58,618)	-	(406,908)	(233,828)	173,080

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	-	-	-	-	-	-
Net Cash Used by Investing Activities	-	-	-	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Proceeds from Issuance of Stock	75,000	75,000	-	130,000	130,000	-
Proceeds from Sales of Marketable Securities	-	-	-	294,700	121,620	(173,080)
Net Cash Provided by Financing Activities	75,000	75,000	-	424,700	251,620	(173,080)

Net (Decrease) Increase in Cash	16,382	16,382	-	17,792	17,792	-
Cash at Beginning of Period	1,410	1,410	-	-	-	-
Cash at End of Period	$17,792	$17,792	$-	$17,792	$17,792	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-	$-	$-	$-	$-
Franchise and Income Taxes	$-	$-	$-	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for marketable securities	$-	$-	$-	$294,700	$294,700	$-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

SEC registration fee	$127.88
Accounting & Administrative expenses	$25,000.00
Legal fees	$5,000.00
Total	$30,127.88

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

 ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

Since inception on October 20, 2010, the Company has had the following unregistered sales of its securities, in each case in reliance on the exemption from registration provided by section 4(2) of the Securities Act of 1933.

A. A total of 4,950,000 shares of common stock were issued to a total of 2 sophisticated investors for cash, at prices per share of between $.033 and $0.055, for a total of $125,000 between October 20, 2010 and March 4, 2013 , in private placement transactions relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and all shares were issued with a restrictive legend.

B. A total of 225,000 shares of Series A preferred stock were issued to 1 sophisticated investor for cash, at a price per share of $.022, for a total of $5,000 between October 20, 2010 and March 4, 2013, in private placement transactions relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and all shares were issued with a restrictive legend.

C. A total of 4,875,000 shares were issued to a total of 69 investors in exchange for services rendered to the Company between October 20, 2010 and May 10, 2013, and the Company recognized consulting and services expenses in the aggregate amount of $84,701 in connection with such issuances of shares for services. Of the total aggregate expense, $22,220  resulted from the issuance of 3,000,000 shares to officers valued at $.033 for a three year service contract starting May 1, 2012 . The Company recorded the uncompleted portion of the contract as a prepaid in the amount of $77,770. The remaining $62,481 expense resulted from 1,875,000 shares issued at an average of $0.033 per share. The shares issues were for the services provided in the areas of marketing, product and packaging design, research and development, legal, accounting and endorsements. Not one of these sophisticated investors is in the business of raising money for investment activities and therefore were not promoters. All shares were privately issued with a restrictive legend, in reliance on the Exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In instances described above where we issued securities in reliance upon Section 4(2) under, the Securities Act, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the sale of the stock took place directly between the offeree and us, (f) the offeree in each cash was sophisticated, able to bear the risks of investment, and able to fend for himself; (g) all shares were taken for investment and not with a view to distribution, and appropriate legends were placed on all share certificates, (h) in each case the Company has a significant and long lasting relationship with the investor prior to issuance.

ITEM 16.   EXHIBITS

Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Certificate of Incorporation		S-1		3.1	11/14/13
3.2	By-Laws		S-1		3.2	11/14/13
3.3	Amendment to preferred stock designation rights	X
4.1	Specimen Stock Certificate	(1)
5.1	Legal Opinion of Robert J. Huston III, Esq.	(1)
10.1	Share exchange agreement with VIPMEMBERS CORPORATION	X
10.2	Line of credit agreement with CS LLC	X
23.1	Consent of Independent Auditors	X
23.2	Consent of Robert J. Huston III, Esq. (included with Exhibit 5.1)
__________________
(1)  To be filed by Amendment

ITEM 17. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

VIP Loyalty Corp.

Date: March 3, 2014	By:	/s/ E. Sean Connolly
E. Sean Connolly
Chief Executive Officer and Principal Executive Officer

	By:	/s/ E. Sean Connolly
E. Sean Connolly
Principal Financial Officer and Principal Accounting Officer